                                                             Exhibit 12(a)(1)(A)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                   BOISE CASCADE OFFICE PRODUCTS CORPORATION
                                       AT
                              $16.50 NET PER SHARE
                                       BY

                         BOISE ACQUISITION CORPORATION,
                          A WHOLLY OWNED SUBSIDIARY OF

                           BOISE CASCADE CORPORATION

   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, APRIL 19, 2000, UNLESS THE OFFER IS EXTENDED. SHARES WHICH ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

    THIS OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER DATED AS OF MARCH 12, 2000, BY AND AMONG BOISE CASCADE CORPORATION ("PARENT"), BOISE ACQUISITION CORPORATION ("PURCHASER") AND BOISE CASCADE OFFICE PRODUCTS CORPORATION ("BCOP"). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING TENDERED, AND NOT WITHDRAWN BEFORE THE OFFER EXPIRES, A MAJORITY OF ALL OUTSTANDING SHARES OF BCOP'S COMMON STOCK NOT BENEFICIALLY OWNED BY PARENT OR ANY OF PARENT'S SUBSIDIARIES.

    THE BOARD OF DIRECTORS OF BCOP, BASED ON THE UNANIMOUS RECOMMENDATION OF A COMMITTEE OF ITS INDEPENDENT DIRECTORS, HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AGREEMENT AND THE MERGER AND HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF BCOP (OTHER THAN PARENT AND ITS AFFILIATES), AND RECOMMENDS THAT THE SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THIS OFFER TO PURCHASE.

                                   IMPORTANT

    Any shareholder who would like to tender their BCOP shares should either:
(i) complete and sign the enclosed letter of transmittal (or an exact copy of the letter) according to the instructions in the letter of transmittal, mail or deliver it and any other required documents to the depositary and either deliver the certificates for such shares to the depositary along with the letter of transmittal or tender the shares pursuant to the procedure for book-entry transfer set forth in "THE OFFER--Procedures For Tendering Shares;" or
(ii) request his or her broker, dealer, bank, trust company, or other nominee to effect the transaction for him or her.

    Shareholders having shares registered in the name of a broker, dealer, bank, trust company, or other nominee must contact the broker, dealer, bank, trust company, or other nominee if they desire to tender those shares. A shareholder who desires to tender shares and whose certificates for shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this offer to purchase on a timely basis, may tender his or her shares by following the procedure for guaranteed delivery set forth in "THE OFFER--Procedures For Tendering Shares."

    Questions and requests for assistance, or for additional copies of this Offer to Purchase, the letter of transmittal, or other tender offer materials, may be directed to the information agent or Parent at the addresses and telephone numbers on the back cover of this offer to purchase. Shareholders may also contact brokers, dealers, banks, or trust companies for assistance concerning the offer.

    NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS: APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D. F. KING & CO., INC.

             THE DATE OF THIS OFFER TO PURCHASE IS MARCH 22, 2000.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS ABOUT THE OFFER.......................      1

INTRODUCTION................................................      4

SPECIAL FACTORS.............................................      6
        Background of the Transaction.......................      6
        Recommendations of the Special Committee and the
        Board; Fairness of the Offer and the Merger.........      8
        Opinion of Financial Advisor to the Special
        Committee...........................................     10
        Position of Parent and Purchaser Regarding the
        Fairness of the Offer and the Merger................     13
        Analysis by Parent's Financial Advisor..............     15
        Purpose and Structure of and Reasons for the Offer
        and the Merger......................................     19
        Plans for BCOP after the Offer and the Merger;
        Effects of the Offer and the Merger.................     20
        Rights of Shareholders in the Merger................     21
        The Merger Agreement................................     21
        Interests of Persons in the Offer and the Merger....     25
        Beneficial Ownership of Shares, Present Intentions
        and Recommendations.................................     26
        Litigation Related to the Offer.....................     28
        Material United States Federal Income Tax
        Consequences........................................     28

THE OFFER...................................................     30

        1.        Terms of the Offer..........................................     30
        2.        Acceptance for Payment and Payment..........................     31
        3.        Procedures for Tendering Shares.............................     32
        4.        Withdrawal Rights...........................................     35
        5.        Price Range of the Shares...................................     36
        6.        Information Concerning BCOP.................................     36
        7.        Information Concerning Parent and Purchaser.................     38
        8.        Source and Amount of Funds..................................     39
        9.        Transactions between Parent and BCOP........................     39
        10.       Dividends and Distributions.................................     40
        11.       Effects of the Offer on the Market for Shares; NYSE and
                    Exchange Act Registration.................................     40
        12.       Conditions of the Offer.....................................     41
        13.       Legal Matters; Regulatory Approvals.........................     43
        14.       Fees and Expenses...........................................     44
        15.       Miscellaneous...............................................     44

Schedule I        Directors and Executive Officers of Parent and Purchaser
Exhibit A         Opinion of Credit Suisse First Boston Corporation
Exhibit B         Agreement and Plan of Merger, dated as of March 12, 2000, by and among Parent, Purchaser and BCOP
Exhibit C         Text of Section 262 of the Delaware General Corporation Law

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

WHAT ARE BOISE CASCADE AND BOISE CASCADE OFFICE PRODUCTS PROPOSING?

    Boise Cascade Corporation ("Parent") currently owns 81% of the outstanding common stock of Boise Cascade Office Products Corporation ("BCOP"). Parent has entered into a merger agreement with BCOP pursuant to which Parent is offering, through its wholly owned subsidiary, Boise Acquisition Corporation ("Purchaser"), to purchase all of the outstanding common stock of BCOP which it does not own for $16.50 per share in cash. The offer is contingent on, among other things, there being tendered a majority of BCOP's stock which is not owned by Parent. The following are some of the questions you may have and our answers to those questions. Please read carefully the remainder of this offer to purchase and the enclosed letter of transmittal. The information in this section is only a summary, is not complete and may not contain all the information that may be important to you.

WHO IS OFFERING TO BUY MY SECURITIES?

    Parent is offering to buy your securities through its wholly owned subsidiary, Boise Acquisition Corporation, a Delaware corporation formed for the purpose of making a tender offer for all of the common stock of BCOP not already owned by Parent.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

    We are offering to pay $16.50 per share, net to you, in cash. If you are a registered shareholder and you tender your shares directly to the depositary, you will not have to pay brokerage fees or similar expenses. If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

    Parent will provide Purchaser with the funds required to pay for the shares. Parent will use working capital and funds borrowed under its existing borrowing facilities to finance the purchase. The offer is not contingent on obtaining any financing. (See page 39)

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

    The offer is not subject to any financing condition. Therefore, because the form of payment consists solely of cash and all of the funding which will be needed will come from working capital or existing financing arrangements, we do not think our financial condition is relevant to your decision as to whether to tender in the offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    You will have until 5:00 P.M., New York City time, on April 19, 2000, to decide whether to tender your shares in the offer, unless the offer is extended. If you cannot deliver everything that is required to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this offer to purchase. (See page 33)

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

    We can extend the offer for any reason through June 30, 2000.

    (See page 30)

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

    If we extend the offer, we will make a public announcement of the extension, no later than 9:00 A.M., New York City time, on the day after the day on which the offer was scheduled to expire.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

    We are not obligated to purchase any tendered shares unless the number of shares tendered equals a majority of the shares not owned by Purchaser, Parent or any other subsidiary of Parent. We are also not obligated to purchase shares if there is a material adverse change in BCOP or its business. Please see page 41 for a summary of the conditions to the offer.

HOW DO I TENDER MY SHARES?

    If you hold your shares in your own name, you tender your shares by:

    - completing the enclosed letter of transmittal, and

    - mailing your stock certificates along with the letter of transmittal to the depositary in the enclosed envelope.

    If your stock certificates are not immediately available, see the guaranteed delivery procedures at page 33.

    If your shares are held in the name of your broker, bank or other nominee (including shares held in Boise Cascade's Supplemental Savings and Retirement
Plan), you must instruct your nominee to tender your shares on your behalf by completing the form sent to you by the nominee and returning the form to it.

    If you hold shares through Boise Cascade's Employee Stock Purchase Plan, see the special instructions enclosed with the letter of transmittal.

UNTIL WHEN CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

    In general, you can withdraw your previously tendered shares at any time before the offer expires. (See page 35)

WHAT IS THE PROCEDURE FOR WITHDRAWING TENDERED SHARES?

    You may withdraw tendered shares any time before the offer expires by mailing or faxing your notice of withdrawal to the depositary if your shares are held in your name or to your broker or bank if they are held in their name. In general, for the notice to be effective, the depositary must receive your notice of withdrawal before the offer expires. (See page 35)

WHAT DOES BCOP'S BOARD OF DIRECTORS THINK OF THE OFFER?

    BCOP's board of directors asked a committee of independent directors to consider the offer. The committee engaged its own legal counsel and its own financial advisor.

    Credit Suisse First Boston, the independent committee's financial advisor, delivered an opinion to the committee that, subject to the assumptions and considerations described in the opinion, the offer price of $16.50 per share is fair, from a financial point of view, to BCOP's public shareholders. The complete opinion of Credit Suisse First Boston is attached as Exhibit A. We urge you to read it.

    After careful consideration, the committee of independent directors unanimously determined that the offer, the offer price, and the merger are advisable, fair to you, and in your best interest. They recommend that you accept the offer and tender your shares pursuant to the offer. The full board of directors of BCOP unanimously agreed with the conclusion and recommendations of the committee of independent directors.

    The material factors upon which the committee of independent directors and the full board of directors of BCOP based their determination regarding the fairness of the Offer Price are contained on pages 8 to 10.

    The board of directors of Parent has also concluded that the offer price is fair to BCOP's shareholders. (See page 13)

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL BCOP SHARES ARE NOT TENDERED IN THE OFFER?

    If we accept for payment and pay for at least a majority of the publicly held shares of BCOP, Purchaser will be merged with and into BCOP. BCOP will be the surviving corporation and will become a wholly owned subsidiary of Parent. In the merger, shareholders who did not tender their shares will receive $16.50 per share in cash in exchange for their shares.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

    If you don't tender your shares and the merger described above takes place, your shares will be cancelled. Unless you exercise dissenters' rights under Delaware law (see page 21), you will receive the same amount of cash per share which you would have received had you tendered your shares in the offer. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, if the merger does not take place, the number of shareholders and the number of shares of BCOP which are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, any public trading market) for BCOP common stock. Also, BCOP may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly held companies.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    On November 30, 1999, the day before the announcement of our initial proposal to purchase the publicly held shares of BCOP, the last sale price of BCOP stock on the New York Stock Exchange was $11.50. During the 30 trading days prior to December 1, 1999, the average closing price was $10.56. On March 3, 2000, the last trading day before the announcement of our revised proposal to purchase the publicly held shares of BCOP, the last sale price of BCOP stock on the NYSE was $14.875. On March 10, 2000, the last trading day before the announcement that the merger agreement was signed and that we would be commencing a tender offer, the closing price was $15.1875. We advise you to obtain a recent quotation for shares of BCOP common stock in deciding whether to tender your shares.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF TENDERING SHARES?

    The receipt of cash for shares pursuant to the offer or the merger will be a taxable transaction for United States federal income tax purposes and possibly for state and local income tax purposes as well. In general, a shareholder who sells shares pursuant to the offer or receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder's adjusted tax basis in the shares sold pursuant to the offer or exchanged for cash pursuant to the merger. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the shares were held for more than one year, and if held for one year or less they will be subject to tax at ordinary income tax rates. Because individual circumstances may differ, you should consult your tax advisor to determine the particular tax effects to you. (See page 28)

TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

    You can call the Boise Cascade Corporation Shareholder Services Department at (800) 544-6473.

TO THE HOLDERS OF COMMON STOCK OF BOISE CASCADE OFFICE PRODUCTS CORPORATION:

                                  INTRODUCTION

    Boise Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Boise Cascade Corporation, a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Boise Cascade Office Products Corporation, a Delaware corporation ("BCOP"), which are not owned by Parent or any of Parent's subsidiaries (the "Public Shares"), upon the terms and subject to the conditions in this Offer to Purchase and in the enclosed Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer"), at the purchase price of $16.50 per share (the "Offer Price"), net to the tendering shareholder in cash, without interest.

    The Offer is being made pursuant to the terms of the Agreement and Plan of Merger, dated as of March 12, 2000 (the "Merger Agreement"), by and among Parent, BCOP, and Purchaser. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the purchase of Shares pursuant to the Offer and promptly after the satisfaction or waiver of certain other conditions, Purchaser will be merged with and into BCOP (the "Merger"). BCOP will continue as the surviving corporation after the Merger (the "Surviving Corporation"). At the effective time of the Merger, each outstanding Share, except for Shares owned by Parent or any subsidiary of Parent and Shares held by shareholders exercising their appraisal rights under the Delaware General Corporation Law (the "DGCL"), will be converted into the right to receive the Offer Price, net to the holder in cash, without interest.

    THE BOARD OF DIRECTORS OF BCOP (THE "BCOP BOARD"), BASED ON THE UNANIMOUS RECOMMENDATION OF A COMMITTEE OF INDEPENDENT DIRECTORS OF BCOP (THE "SPECIAL COMMITTEE"):

    - HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER;

    - HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER, ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF BCOP'S SHAREHOLDERS, OTHER THAN PARENT AND ITS AFFILIATES (THE "PUBLIC SHAREHOLDERS"); AND

    - UNANIMOUSLY RECOMMENDS THAT THE PUBLIC SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THIS OFFER TO PURCHASE.

    Credit Suisse First Boston Corporation ("CSFB"), financial advisor to the Special Committee, has delivered a written opinion to the Special Committee, dated March 12, 2000 (the "CSFB Opinion"), that, as of that date, the consideration to be received by the Public Shareholders pursuant to the Offer and the Merger is fair to them from a financial point of view. See "SPECIAL FACTORS--Opinion of Financial Advisor to the Special Committee." The full text of the CSFB Opinion is attached to this Offer to Purchase as Exhibit A. You are urged to read the entire CSFB Opinion carefully for assumptions made, matters considered and limits of CSFB's review.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING TENDERED, AND NOT WITHDRAWN BEFORE THE OFFER EXPIRES, A MAJORITY OF ALL OUTSTANDING SHARES HELD BY THE PUBLIC SHAREHOLDERS (THE "MINIMUM CONDITION"). SEE "THE TENDER OFFER--CONDITIONS OF THE OFFER."

    The Offer will expire at 5:00 p.m. New York City time, on Wednesday, April 19, 2000, unless extended.

    Shareholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 5 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Shareholders who hold their Shares through a bank or broker should check with such institution as to whether they charge any service fees. Purchaser will not pay such service fees. Purchaser will pay all fees and expenses of D. F. King & Co., Inc., as Information Agent (the "Information Agent"). The Shareholder Services Department of Parent, which is the transfer agent for BCOP, will serve as the Depositary (the "Depositary").

    If the Minimum Condition is met and the other conditions to the Offer and the Merger are satisfied, Purchaser will be merged with and into BCOP which will be the Surviving Corporation. See "SPECIAL FACTORS--Purpose and Structure of the Offer and the Merger." If the Minimum Condition is satisfied and Purchaser purchases the tendered Shares, it will own at least 90% of the outstanding common stock of BCOP. Therefore, it can consummate the Merger without any action by or notice to the other shareholders of BCOP pursuant to the short-form merger provisions of the DGCL.

    As of March 17, 2000, there were 65,814,460 Shares issued and outstanding. Parent owns 53,398,724 Shares, representing 81% of the outstanding Shares and the balance of 12,415,736 Shares are held by the Public Shareholders. As of March 17, 2000, all of the executive officers and directors (including directors nominated by Parent) of BCOP as a group owned 136,787 outstanding Shares. BCOP has advised Parent that, to the best of BCOP's knowledge, all directors and executive officers of BCOP presently intend to tender, pursuant to the Offer, all Shares owned by them. See "SPECIAL FACTORS--Interests of Persons in the Offer and the Merger."

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH YOU SHOULD READ CAREFULLY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

BACKGROUND OF THE TRANSACTION

    Prior to April 1995, BCOP was a wholly owned subsidiary of Parent. In April 1995, approximately 17% of BCOP's stock was sold to the public. At the present time, Parent owns 53,398,724 shares (approximately 81%) of BCOP's outstanding common stock. The balance is held by the Public Shareholders.

    In the course of the last several years, Parent and BCOP had from time to time explored various possibilities for expanding BCOP's business, including various acquisition possibilities. In the summer of 1998, there were preliminary, exploratory discussions about the possibility of BCOP acquiring a competing supplier of office products. Although there was never any suggestion that Parent would consider selling its Shares of BCOP to this competing supplier, Parent received an unsolicited letter dated September 10, 1998 from this competing supplier purporting to offer to purchase all of the common stock of BCOP for $22 per share. On October 1, 1998, Parent advised the competing supplier that the board of directors of Parent (the "Parent Board") had concluded that a sale of BCOP was not consistent with Parent's strategy to increase its investment in the office products business and rejected the proposal.

    In late summer of 1999, Parent's senior management considered various strategic alternatives for several of its businesses. The alternatives again included increasing Parent's investment in the office products distribution business, through, among other possibilities, acquiring the Public Shares. Goldman, Sachs & Co. ("Goldman Sachs"), which regularly provides investment banking services to Parent, provided preliminary advice related to various of the alternatives considered.

    At a regularly scheduled meeting of the Parent Board on September 30, 1999, there was a preliminary discussion concerning various strategic alternatives for Parent. At the meeting, a representative of Goldman Sachs discussed a number of strategic alternatives. One alternative included the possibility of acquiring all of the Public Shares. At the end of the discussion, the Parent Board requested management to continue to evaluate the possibility of acquiring the Public Shares.

    At a dinner for BCOP's directors held on October 4, 1999, the day prior to a regularly scheduled meeting of the BCOP Board, Mr. George J. Harad, Chairman and Chief Executive Officer of Parent, advised BCOP's directors that Parent was considering whether to make a proposal to acquire the Public Shares at a price in the neighborhood of $12 per share. Parent's potential interest in acquiring the Public Shares was discussed at the BCOP Board meeting the following day. The BCOP Board noted that there was already in existence the Committee of Independent Directors consisting of directors who are not officers or employees or former officers or employees of BCOP and who are not officers or directors of Parent (the "Special Committee"). The BCOP Board concluded that it was appropriate for this committee to evaluate any proposal by Parent to acquire the Public Shares and to advise the BCOP Board as to the fairness to the holders of the Public Shares of any formal offer made by Parent.

    Following the meeting of the BCOP Board on October 5, 1999, the Special Committee met and decided to retain its own financial advisor and its own legal counsel. Thereafter, the Special Committee retained Shapiro, Forman & Allen LLP as its legal counsel and Credit Suisse First Boston Corporation ("CSFB") as its financial advisor.

    During the first two weeks of November, informal telephone calls took place between representatives of Parent and representatives of the Special Committee relating to various matters pertaining to the potential purchase. Parent was advised by the chairman of the Special Committee that the $12 per share price initially mentioned by Mr. Harad was not likely to be acceptable to the Special Committee. On November 18, 1999, representatives of Goldman Sachs and CSFB met to discuss valuation methodologies.

    On November 29, 1999, representatives of Parent met in Chicago with the Special Committee and its legal and financial advisors and had an extended discussion of valuation methodologies and pricing. No agreement was reached, although Mr. Harad suggested that Parent would consider paying $13.00 per share for the Shares owned by the Public Shareholders. Members of the Special Committee informed Parent's representatives that it was unlikely that the Special Committee would recommend such a price.

    On November 30, 1999, Mr. Harad delivered a letter to James G. Connelly III, Chairman of the Special Committee, in which he communicated Parent's interest in acquiring all of the Public Shares at a price of $13.25 per share, which Mr. Harad noted was a premium of 25% to the closing market price on November 29, 1999 and a premium of 26% to the prior 30 trading day average closing price. The letter indicated that any transaction would be conditioned upon the approval of the Parent Board and upon Parent's ability to acquire a majority of the minority shares outstanding, as well as the satisfaction of other customary conditions. Mr. Harad also stated that Parent's ownership interest in BCOP was not for sale; therefore, there was no realistic likelihood of a sale of BCOP to a third party. On December 1, 1999, Parent issued a press release confirming the delivery of the letter to the Special Committee.

    By letter dated December 3, 1999, the Special Committee advised Mr. Harad that the proposal to purchase the Public Shares for a price of $13.25 per share was, in its view, not in the best interests of the Public Shareholders and that it would therefore not recommend that the full BCOP Board or the Public Shareholders accept such a proposal. On December 6, 1999, Parent issued a press release disclosing the Special Committee's decision.

    On December 14, 1999, representatives of Goldman Sachs and CSFB discussed by telephone various valuation methodologies.

    On February 15, 2000, the BCOP Board convened for a regularly scheduled meeting. Following the meeting, Mr. Harad, Mr. Theodore Crumley, Parent's Chief Financial Officer, and the members of the Special Committee had an informal discussion as to the different approaches each was taking with respect to the valuation of the Shares.

    On March 3, 2000, Mr. Harad delivered a letter to Mr. Connelly containing a proposal to purchase all the Public Shares for a price of $16.50 per share.

    On March 5, 2000, the Special Committee met with its financial and legal advisors to consider Parent's proposal. The Special Committee determined to inquire whether Parent would be willing to increase the price that it was proposing to pay for the Public Shares. After the meeting, Mr. Connelly called Mr. Harad and asked that the proposed price be increased to $16.75 per share. Mr. Harad replied that Parent was not prepared to pay more than $16.50.

    On March 6, 2000, the Special Committee held a meeting attended by its three members and representatives of CSFB and Shapiro, Forman & Allen LLP. CSFB presented its preliminary analysis of the proposed price of $16.50 per share.

    The Special Committee met on March 7, 2000 and determined to ask CSFB to deliver an opinion regarding the fairness of that proposed price, from a financial point of view, to the Public Shareholders. The Special Committee also requested that Shapiro, Forman & Allen LLP complete negotiations relating to an appropriate merger agreement and determined to reconvene with its legal and financial advisors on March 10, 2000.

    On March 9, 2000, the Parent Board met to consider management's proposal that Parent offer to purchase all of the Public Shares for $16.50 per share. At the meeting, representatives of Goldman Sachs presented their report containing their financial analyses of BCOP and the Shares in relation to the Offer. John
W. Holleran, Parent's Senior Vice President and General Counsel, outlined the terms of the proposed Merger Agreement and the directors' legal duties and responsibilities. The Parent Board then unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of Parent. The Parent Board also approved the Merger Agreement in substantially the form as it was presented and the transactions contemplated thereby, including the Offer and the Merger, and authorized management to continue to negotiate the final terms of the Merger Agreement. It also unanimously determined that the Offer, at a price of $16.50 per share, is fair to the Public Shareholders.

    The Special Committee met again on March 10, 2000 with its financial and legal advisors. A representative of Shapiro, Forman & Allen LLP reviewed the proposed Merger Agreement. At the meeting, the Special Committee directed its legal counsel to engage in further negotiations as to the terms of the Merger Agreement. In a teleconference on March 10, 2000, in which the members of the Special Committee and representatives of each of Parent, CSFB, Shapiro, Forman & Allen LLP and Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Parent, participated, Mr. Harad reviewed the remaining open issues with respect to the terms of the Merger Agreement and presented Parent's position with respect to the final terms of the Merger Agreement. As a result of that meeting, members of the Special Committee concluded that Parent would not offer more than $16.50 per share for the Shares owned by the Public Shareholders.

    On March 11, 2000, the Special Committee, together with representatives of CSFB and Shapiro, Forman & Allen, LLP, met telephonically and reviewed the final terms of the Offer and Merger. At the meeting, counsel reviewed the Special Committee's legal duties and responsibilities and the nature of the decision that the Special Committee was being asked to make. CSFB then reviewed its analysis of, and orally delivered its opinion as to, the fairness of the Offer Price from a financial point of view to the Public Shareholders (which oral opinion was subsequently confirmed in writing on March 12, 2000). After full discussion, the Special Committee unanimously determined that (i) the price of $16.50 per share is fair to the Public Shareholders, (ii) the Offer and the Merger and the terms of the Merger Agreement are advisable, fair to and in the best interests of the Public Shareholders, and (iii) it recommended to the BCOP Board that it approve the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

    A meeting of the BCOP Board was held on March 12, 2000, at which it received the recommendation of the Special Committee and reviewed the terms of the Merger Agreement and the reasons for the Special Committee's recommendation. The BCOP Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Public Shareholders, approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and recommended that the Shareholders of BCOP accept the Offer and tender their shares pursuant to the Offer.

    On March 13, 2000, Parent issued a press release announcing the execution of the Merger Agreement, and on March 22, 2000, Parent and Purchaser commenced the Offer.

RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BOARD; FAIRNESS OF THE OFFER AND THE MERGER

THE SPECIAL COMMITTEE.

    The Special Committee has determined that the Offer and the Merger are fair to, and in the best interests of, the Public Shareholders and has recommended to the BCOP Board that it approve the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. Each member of the Special Committee who owns Shares intends to tender their Shares in the Offer.

    In evaluating the Offer and the Merger, the members of the Special Committee relied upon their knowledge of the business, financial condition and prospects of BCOP as well as the advice of their legal and financial advisors. The material factors considered by the Special Committee in determining that it would recommend the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, to the full BCOP Board are as follows:

    MARKET PRICE AND PREMIUM. The Special Committee believes that the Offer Price, which represents a premium of approximately 60% to BCOP's market price four weeks prior to the announcement by Parent of its interest in acquiring the Public Shares on December 1, 1999, is attractive and represents a significantly greater premium than the average premiums paid in recent transactions by majority shareholders.

    SPECIAL COMMITTEE FORMATION AND ARM'S-LENGTH NEGOTIATIONS. The Special Committee considered the fact that the Merger Agreement and the transactions contemplated thereby were the product of arm's-length negotiations between Parent and the Special Committee (and their advisors), none of whose members were employed by or affiliated with BCOP (except in their capacities as directors) or would have any equity interest in BCOP following the Merger. The Special Committee concluded, based on the personal participation of members in negotiations with Parent, that the Offer Price represents the highest price that Parent would be willing to pay to acquire the Shares.

    TRANSACTION STRUCTURE. The Special Committee evaluated the benefits of the transaction being structured as an immediate cash tender offer for all of the outstanding Shares, thereby providing the Public Shareholders of BCOP the opportunity to obtain cash for all of their Shares at the earliest possible time and the fact that the per Share consideration to be paid in the Offer and the Merger is the same.

    INABILITY TO CONSIDER ALTERNATIVE TRANSACTIONS. The Special Committee considered the fact that Parent was unwilling to sell its majority interest in BCOP and that such majority position would effectively prevent the Public Shareholders from receiving a "control premium" from any third party.

    HISTORICAL AND PROJECTED FINANCIAL PERFORMANCE. The Special Committee considered BCOP's recent financial performance as well as the financial projections prepared by BCOP's management (see "THE OFFER--Information Concerning BCOP--Financial Projections") and certain variations of the assumptions underlying those projections made by CSFB. The Special Committee believes that the Offer Price as multiples of 1999 earnings before interest, taxes, depreciation and amortization ("EBITDA") and of estimated 2000 earnings compares favorably to most industry peers other than Staples, whose multiples are significantly higher than other known public companies within BCOP's industry. The Special Committee also considered the fact that as a result of the Offer and the Merger, existing BCOP shareholders would be unable to benefit from any future growth of BCOP.

    POSSIBLE DECLINE IN MARKET PRICE OF COMMON STOCK. The Special Committee considered the possibility that if the Merger was not consummated and BCOP remained a publicly owned corporation, it was likely that, either because of a decline in the market price of the Shares or in the stock market in general, the price that might be received by the holders of the Shares in the open market might be less than the Offer Price to be received by the Public Shareholders in connection with the Offer and the Merger.

    MINIMUM CONDITION. The Special Committee considered the fact that Parent would not be able to purchase any Shares in the Offer unless a majority of the Shares owned by the Public Shareholders accepted the Offer by tendering their Shares.

    AVAILABILITY OF DISSENTERS' RIGHTS. The Special Committee also considered the fact that dissenters' rights of appraisal will be available to non-tendering shareholders under Delaware law in connection with the Merger.

    CSFB FAIRNESS OPINION AND PRESENTATION. Prior to making its determination, the Special Committee also considered the financial presentation of CSFB and received the opinion of CSFB that, from a financial point of view, the Offer was fair to the Public Shareholders. A summary of the CSFB Opinion is set forth at pages 10 to 13, below, and the full text of the CSFB Opinion is attached hereto as Exhibit A.

    BOOK VALUE AND LIQUIDATION VALUE. Because of the nature of BCOP's business, the Special Committee did not consider the book value or the liquidation value of BCOP as meaningful indicators of fair value.

    PRIOR OFFER. In reaching its determination as to fairness, the Special Committee did not consider as important the offer made by a competing supplier in September 1998 because (i) factors identified to the Special Committee indicated issues as to the financial ability of such offeror to consummate the offer and (ii) the offer implied a significant control premium which is not available to the Public Shareholders because the Parent has expressed an unwillingness to sell its interest in BCOP.

    The foregoing discussion is not exhaustive of all factors considered by the Special Committee. In analyzing the transaction, the committee members did not view any single factor as determinative and did not quantify or assign weight to any of the factors. Rather, the committee made its determination based upon the total mix of information available to it. In addition, individual members may have given different weight to different factors.

THE BCOP BOARD.

    In reaching its determination, the BCOP Board considered and relied upon the conclusions and unanimous recommendations of the Special Committee that the BCOP Board approve the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and the considerations referred to above as having been taken into account by the Special Committee, as well as the BCOP Board's own familiarity with BCOP's business, financial condition, results of operations and prospects and the nature of the industry in which BCOP operates.

    The members of the BCOP Board and the Special Committee believe that the Offer and the Merger are procedurally fair because, among other things: (i) the Special Committee consisted of independent, disinterested directors who represented the interests of the Public Shareholders; (ii) the Special Committee retained and was advised by independent legal counsel who, among other things, assisted it in negotiating the terms of the Merger Agreement; (iii) the Special Committee retained Credit Suisse First Boston as its independent financial advisor to assist it in evaluating the potential transaction with Parent and Purchaser; (iv) the inclusion of the Minimum Condition has the effect of requiring a majority of the Shares held by the Public Shareholders to be tendered in order for the Offer and the Merger to be consummated; (v) extensive deliberations occurred in which the Special Committee evaluated the Offer and the Merger; and (vi) the $16.50 per share price and the other terms of the Merger Agreement resulted from active arms' length bargaining between representatives of the Special Committee, on the one hand, and representatives of Parent and Purchaser, on the other.

OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

    CSFB acted as financial advisor to the Special Committee in connection with the Offer. The Special Committee selected CSFB based on CSFB's experience and expertise. CSFB is an internationally recognized investment banking firm and, as a customary part of its business, evaluates businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    In connection with CSFB's engagement, the Special Committee requested that CSFB evaluate the fairness, from a financial point of view, to the Public Shareholders of the consideration to be received by the Public Shareholders in the Offer and in the Merger. On March 11, 2000, CSFB rendered to the Special Committee an oral opinion, subsequently confirmed by delivery of a written opinion dated March 12, 2000, the date of the Merger Agreement, to the effect that, as of the date of the opinion and based on and subject to the matters stated in the opinion, the consideration to be received by the Public Shareholders was fair to the Public Shareholders from a financial point of view.

    THE FULL TEXT OF CSFB'S WRITTEN OPINION TO THE SPECIAL COMMITTEE DATED
MARCH 12, 2000, WHICH DESCRIBES THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS EXHIBIT A TO THIS OFFER TO PURCHASE AND IS INCORPORATED HEREIN BY REFERENCE. A COPY OF SUPPLEMENTARY MATERIALS PRESENTED TO THE SPECIAL COMMITTEE BY CSFB HAS BEEN FILED AS EXHIBIT (C)(2) TO THE STATEMENT ON SCHEDULE TO FILED BY PARENT AND PURCHASER. CSFB'S OPINION IS ADDRESSED TO AND EXPRESSLY INTENDED FOR THE USE AND BENEFIT OF THE SPECIAL COMMITTEE AND RELATES ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY THE PUBLIC SHAREHOLDERS, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED OFFER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER IN THE OFFER OR HOW SUCH SHAREHOLDER SHOULD VOTE OR ACT ON ANY MATTER RELATING TO THE OFFER OR THE MERGER. THE OFFER PRICE WAS DETERMINED THROUGH NEGOTIATIONS BETWEEN PARENT AND SPECIAL COMMITTEE AND NOT PURSUANT TO RECOMMENDATIONS OF CSFB. THE SUMMARY OF CSFB'S OPINION INCLUDED IN THIS OFFER TO PURCHASE IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

    In arriving at its opinion, CSFB reviewed certain publicly available business and financial information relating to BCOP, as well as the Merger Agreement. CSFB also reviewed certain other information, including financial forecasts, provided to or discussed with CSFB by BCOP, and met with BCOP's management to discuss the business and prospects of BCOP.

    CSFB also considered certain financial and stock market data of BCOP and compared that data with similar data for other publicly held companies in businesses similar to BCOP and considered, to the extent publicly available, the premiums paid in certain other going private transactions effected by a controlling stockholder and other transactions recently proposed or effected. CSFB also considered other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

    In connection with its review, CSFB did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by CSFB and relied on the information being complete and accurate in all material respects. With respect to financial forecasts, CSFB was advised, and assumed, that the forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of BCOP's management as to the future financial performance of BCOP.

    CSFB was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of BCOP, and was not furnished with any evaluations or appraisals. CSFB's opinion was necessarily based on information available to, and financial, economic, market and other conditions as they existed, and could be evaluated by CSFB, on the dates of its opinion. CSFB was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of BCOP.

    In preparing its opinion to the Special Committee, CSFB performed a variety of financial and comparative analyses, including those described below. The summary of CSFB's analyses described below is not a complete description of its analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is difficult to summarize. In arriving at its opinion, CSFB made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, CSFB believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

    In its analyses, CSFB considered industry performance, regulatory, general business, economic, market and financial conditions and other matters. Many of these factors are beyond the control of BCOP. No company, transaction or business used in CSFB's analyses as a comparison is identical to BCOP or the proposed Offer and Merger, nor is an evaluation of the results of those analyses entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed.

    The estimates contained in CSFB's analyses and the ranges of valuations resulting from any particular analysis do not necessarily reflect actual values or predict future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, CSFB's analyses and estimates are inherently subject to substantial uncertainty.

    CSFB's opinion and financial analyses were not the only factors considered by the Special Committee in its evaluation of the proposed transaction and should not be viewed as determinative of the views of the Special Committee with respect to the Offer and Merger or the consideration to be received in the transaction.

    The following is a summary of the material analyses underlying CSFB's opinion to the Special Committee in connection with the transaction and presented to the Special Committee at its March 11, 2000 telephonic meeting (and as confirmed in writing on March 12, 2000):

    DISCOUNTED CASH FLOW ANALYSIS. CSFB estimated the present value of the unlevered after-tax free cash flows that BCOP could produce. CSFB evaluated BCOP's projected free cash flows under two cases, each of which were based on financial projections through 2004 which were then extrapolated through 2009. Material differences in assumptions between the two cases were as follows:

COMPOUND ANNUAL GROWTH RATE FOR 1999-2004                    CASE #1    CASE #2
-----------------------------------------                    --------   --------
Sales......................................................   10.4%       8.2%
EBITDA.....................................................   12.5%       8.0%
EBIT.......................................................   14.6%       8.3%

    Ranges of terminal values were estimated using multiples of terminal year earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, of 5.0x to 7.0x. The free cash flow streams and terminal values were then discounted to present value using discount rates ranging from 10 percent to 12 percent. This analysis indicated implied enterprise reference ranges for BCOP of approximately $1.48 billion to $1.90 billion for Case #1 and approximately $1.25 billion to $1.55 billion for Case #2, and implied equity values per share of $16.45 to $22.79 for Case #1 and $13.11 to $17.59 for Case #2.

    COMPARABLE COMPANY ANALYSIS. To provide contextual data and comparative market information, CSFB analyzed the operating performance of BCOP relative to publicly traded companies that are in related office products distribution channels with similar growth and operating characteristics and are deemed by CSFB to be reasonably comparable to BCOP. These companies include Contract Stationers--Buhrmann NV and U.S. Office Products Company; Retail Superstores--Staples, Inc., Office Depot, Inc. and OfficeMax, Inc.; and Distributors--United Stationers, Inc. (the "Comparable Companies"). CSFB compared, among other things, current stock prices as multiples of last twelve months' ("LTM") earnings per share, 2000 estimated earnings per share based upon consensus estimates reported by I/B/E/S International, Inc. ("IBES") and selected brokerage reports, and enterprise values (equity market value, plus total debt, preferred stock and minority interests, less cash and cash equivalents) as multiples of LTM EBITDA and estimated 2000 EBITDA based upon publicly available research estimates. IBES is a data service that monitors and publishes compilations of earning estimates by selected research analysts regarding companies of interest to institutional investors. CSFB determined that the relevant range of multiples for the Comparable Companies were:

    - Market price as a multiple of LTM earnings per share, 11.5x to 14.0x

    - Market price as a multiple of 2000 estimated earnings per share, 10.0x to 12.0x

    - Enterprise value as a multiple of LTM EBITDA, 5.0x to 7.0x

    - Enterprise value as a multiple of 2000 estimated EBITDA, 4.5x to 6.5x

    CSFB then calculated implied enterprise values and implied per share equity values of BCOP by applying BCOP's LTM and 2000 estimated EBITDA and earnings per share to the multiples derived from its analysis of the Comparable Companies, generating an implied enterprise value of $1.10 billion to $1.40 billion and an implied equity value range per share of $10.88 to $15.37.

    PREMIUMS PAID ANALYSIS. CSFB analyzed the premiums paid relative to the prevailing public market prices four weeks prior to public announcement of going private transactions effected by controlling shareholders over the past five years. Premiums from the 25(th) percentile to the 75(th) percentile ranged from 21% to 58%. The average and median for all transactions analyzed were 42% and 35%, respectively. CSFB compared this date to the Offer Price, which represents a 60% premium to BCOP's market price four weeks prior to the announcement by Parent of its interest in acquiring the outstanding public shares of BCOP.

    CSFB REFERENCE RANGE. Based on the discounted flow analysis, comparable company analysis and premiums paid analysis, CSFB derived an enterprise value range of $1.30 billion to $1.60 billion, which implied a per share value range of $13.85 to $18.34.

    MISCELLANEOUS. Pursuant to the terms of CSFB's engagement, the Special Committee has agreed to pay CSFB for its financial advisory services a fee of $200,000 payable upon such engagement and a fee of $1,800,000 payable upon delivery of CSFB's opinion. The Special Committee also has agreed to reimburse CSFB for its out-of-pocket expenses, including the fees and expenses for legal counsel and any other advisor retained by CSFB, and to indemnify CSFB and related persons and entities against liabilities, including liabilities under the federal securities laws, arising out of CSFB's engagement. In the ordinary course of business, CSFB and its affiliates may actively trade the debt and equity securities of both BCOP and Parent for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

POSITION OF PARENT AND PURCHASER REGARDING THE FAIRNESS OF THE OFFER AND THE MERGER

    Because Parent currently owns a majority of the Shares, Parent and Purchaser are deemed "affiliates" of BCOP under Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, in compliance with Rule 13e-3 under the Exchange Act, the boards of directors of Parent and Purchaser have considered the fairness of the Offer to the Public Shareholders.

    The boards of directors of Parent and Purchaser have unanimously determined that the Offer and the Merger are fair to the Public Shareholders. Although Goldman Sachs did not deliver and was not requested to deliver an opinion as to the fairness of the transaction, it presented to the directors of Parent and Purchaser an analysis relating to the Offer which is summarized below (see "SPECIAL

FACTORS--Analysis of Investment Banker to Parent"). The material factors considered by the boards of directors of Parent and Purchaser in making their determinations are as follows:

    (i) The analysis made by Goldman Sachs.

    (ii) The Offer Price represents a 56% premium over the average closing price for the Shares for the 30-day trading period ended November 30, 1999, the last full trading day before Parent announced that it had made a proposal to the Special Committee to acquire the outstanding minority public shares of BCOP.

   (iii) The Offer Price is within the ranges of implied values derived from the analysis performed by Goldman Sachs and described below.

    (iv) The Offer is an all cash offer for all publicly held Shares which the holders thereof can accept or reject voluntarily, and is not subject to a financing condition.

    (v) The Offer is contingent upon an approval of holders of a majority of the publicly held Shares.

    (vi) The Offer provides shareholders who are considering selling their Shares with the opportunity to sell all of their Shares at the Offer Price without incurring the transaction costs typically associated with market sales.

   (vii) The terms of the Merger Agreement were determined through arm's-length negotiations between the Special Committee and its legal and financial advisors, on the one hand, and representatives of Parent, on the other, and the other factors relating to the fairness of the procedure which are identified above as being considered by the Special Committee (See "Recommendations of the Special Committee and the Board; Fairness of the Offer and the Merger").

  (viii) The ability of Public Shareholders to obtain "fair value" for their Shares if they exercise and perfect their appraisal rights under the DGCL.

    The net book value of BCOP is substantially below its market value and was not considered by the Parent Board as a relevant factor. Since there was no consideration given to liquidating BCOP, its liquidation value was not deemed to be relevant. The Parent Board are aware of the letter dated September 10, 1998 from a competing supplier of office products, which is summarized in "SPECIAL FACTORS--Background of the Transaction." However, they concluded that it was not an appropriate benchmark for determining the Offer Price. Their reasons for that conclusion include the following: (i) the purported offer, which was for all Shares, including those held by Parent, was received over 18 months ago;
(ii) issues existed as to the financial ability of the competing supplier to consummate such offer; and (iii) there had been significant changes in the market valuations for companies in this industry in general, and for BCOP in particular, since the purported offer was received, as reflected in the range of values suggested by the analysis of Goldman Sachs summarized above.

    The foregoing discussion is not exhaustive of all factors considered by the Parent Board. In analyzing the transaction, the Parent Board members did not view any single factor as determinative and did not quantify or assign weight to any of the factors. Rather, the directors made their determination based upon the total mix of information available to them. In addition, individual members may have given different weight to different factors.

ANALYSIS BY PARENT'S FINANCIAL ADVISOR

    Parent has retained Goldman Sachs as its financial advisor in connection with the Offer. Goldman Sachs was requested to review data relating to BCOP which was supplied by Parent and BCOP, as well as published financial and market information. At a meeting between representatives of Goldman Sachs, the Parent Board and Parent counsel on March 9, 2000, Goldman Sachs discussed certain financial analyses regarding BCOP, a summary of which is set forth below, and is referred to herein as the "Goldman Sachs Materials."

    A COPY OF THE GOLDMAN SACHS MATERIALS HAS BEEN FILED AS EXHIBIT (C)(3) TO THE STATEMENT ON SCHEDULE TO FILED BY PARENT AND PURCHASER AND IS INCORPORATED HEREIN BY REFERENCE. THE GOLDMAN SACHS MATERIALS WERE PROVIDED FOR THE INFORMATION AND ASSISTANCE OF THE PARENT BOARD IN CONNECTION WITH ITS CONSIDERATION OF THE OFFER AND DOES NOT CONSTITUTE A RECOMMENDATION AS TO WHETHER ANY HOLDER OF SHARES SHOULD TENDER THEIR SHARES IN CONNECTION WITH THE OFFER. THE OFFER PRICE WAS DETERMINED THROUGH NEGOTIATIONS BETWEEN PARENT AND THE SPECIAL COMMITTEE AND NOT PURSUANT TO RECOMMENDATIONS OF GOLDMAN SACHS. THE SUMMARY OF THE GOLDMAN SACHS MATERIALS AND THE DESCRIPTIONS OF THE ANALYSES SET FORTH BELOW IS QUALIFIED BY THE FULL TEXT OF THE GOLDMAN SACHS MATERIALS. HOLDERS OF SHARES SHOULD READ THE GOLDMAN SACHS MATERIALS IN THEIR ENTIRETY.

    In preparing the Goldman Sachs Report, Goldman Sachs, among other things:

    - reviewed certain publicly available business and financial information relating to BCOP that Goldman Sachs deemed to be relevant;

    - reviewed certain internal financial analyses and forecasts for BCOP prepared by BCOP's management, including BCOP' s management projections as of December 15, 1999;

    - held discussions with members of the senior management of Parent and BCOP regarding the past and current business operations, financial condition, and future prospects of BCOP;

    - reviewed the reported price and trading activity for the Shares;

    - compared certain financial and stock market information for BCOP with similar information for certain other companies the securities of which are publicly traded; and

    - reviewed the financial terms of certain recent business combinations and performed such other studies and analyses as it considered appropriate.

    In preparing its presentation, Goldman Sachs assumed and relied on the accuracy and completeness of all information supplied by Parent, BCOP, or obtained through other sources. Goldman Sachs did not assume any responsibility for independently verifying such information or undertaking any independent evaluation or appraisal of the assets or liabilities of BCOP. Additionally, Goldman Sachs was not requested to perform any independent examination or investigation of BCOP's businesses or assets nor was any independent examination or investigation of the assets and liabilities of BCOP supplied to Goldman Sachs.

    THE FOLLOWING SUMMARIES OF FINANCIAL ANALYSES MAY INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. YOU SHOULD READ THESE TABLES TOGETHER WITH THE TEXT OF EACH SUMMARY.

    HISTORICAL STOCK PRICE AND TRADING VOLUME ANALYSES. Goldman Sachs reviewed the historical trading performance of the Shares and two composite indices comprised of certain publicly traded office products companies for the period from April 7, 1995 to March 7, 2000. The first composite index consisted of Staples, Inc., OfficeMax, Inc. and Office Depot, Inc. The second composite consisted of US Office Products Company and Corporate Express, Inc. These companies were chosen because they are, or in the case of Corporate Express, were, publicly-traded companies with operations that for purposes of analysis may be considered similar to BCOP. These analyses indicated that the Shares generally underperformed the first composite index and outperformed the second composite during the examined period of time.

    HISTORICAL FORWARD PRICE/EARNINGS ANALYSIS. Goldman Sachs analyzed the twelve-month moving forward price/estimated earnings multiples for BCOP for the period from April 7, 1995 to March 8, 2000. Goldman Sachs noted that the average forward price/estimated earnings multiples for the periods three months, six months and one year ending on November 30, 1999 (the last day prior to initial offer by Parent of $13.25 per BCOP share) were 8.9x, 9.0x, and 10.2x, respectively. Since the announcement of the initial offer by Parent of $13.25 per BCOP share on December 1, 1999, the average forward price/estimated earnings multiple was 11.3x. The Offer Price represented a 13.7x forward price/ estimated earnings multiple.

    SELECTED COMPARABLE PUBLICLY TRADED COMPANIES ANALYSIS. Using publicly available information and estimates of future financial results published by IBES and selected brokerage firms, Goldman Sachs reviewed and compared certain financial information, ratios, and public market multiples relating to BCOP to corresponding financial information, ratios and public market multiples for the following publicly traded office products companies:

           BUSINESS DIRECT                            RETAIL
           ---------------                            ------
             Buhrmann NV                        Office Depot, Inc.
     US Office Products Company                   OfficeMax, Inc.
                                                   Staples, Inc.

    In conducting its analysis, Goldman Sachs calculated and compared, as of March 8, 2000, various financial multiples, specifically:

    - the levered market capitalization as a multiple of last twelve months ("LTM") sales;

    - the levered market capitalization as a multiple of LTM EBITDA;

    - the levered market capitalization as a multiple of LTM EBIT;

    - the levered market capitalization as a multiple of estimated 2000 EBITDA;

    - the levered market capitalization as a multiple of estimated 2001 EBITDA;

    - the equity market capitalization as a multiple of estimated 2000 earnings per share; and

    - the equity market capitalization as a multiple of estimated 2001 earnings per share.

    The results of the analyses were as follows:

                                                                                              LEVERED
                                                                 LEVERED                      EBITDA
                                                              LTM MULTIPLES                  MULTIPLES                P/E
                                      PRICE AS OF   ---------------------------------   -------------------   -------------------
COMPANY                                3/08/000      SALES       EBITDA        EBIT      2000E      2001E      2000E      2001E
-------                               -----------   --------   -----------   --------   --------   --------   --------   --------
BUSINESS DIRECT
Boise Cascade Office Products.......    $15.63        0.4x         6.5x         9.2x       5.7x       5.2x      12.5x      10.5x
Buhrmann NV.........................    $24.89        0.6         12.2         18.1        8.0        7.1       14.4       12.2
US Office Products..................      2.25        0.5         18.4         N.M.       N.A.       N.A.       N.M.       N.A.
RETAIL
Office Depot........................    $10.69        0.4x         5.7x         9.5x       4.7x       4.2x       9.7x       8.3x
OfficeMax...........................      6.31        0.2          4.2          7.6        3.3        3.6       10.5        9.2
Staples.............................     19.13        1.0         13.1         17.4       12.2        7.0       22.2       16.3

    DISCOUNTED CASH FLOW ANALYSIS. Goldman Sachs performed a discounted cash flow analysis for the shares of BCOP on a standalone basis based upon BCOP management forecasts. Goldman Sachs calculated a range of values for the Shares based on the sum of (i) the discounted present value of the five-year (2000-2004) stream of projected after-tax cash flows of BCOP, using a range of weighted average cost of capital ("WACC") discount rates between 10% and 14%; and (ii) the present value per share of the terminal value of BCOP in 2004, assuming an EBITDA exit multiple range between 4.5x and 6.5x and a WACC discount rate range between 10% and 14%. The above financial analysis yielded per share values as of January 1, 2000 ranging from $11.10 to $21.19. Goldman Sachs also examined the sensitivity of the discounted cash flow value of Shares to changes in operating assumptions. Using for illustration purposes a WACC discount rate of 12% and an EBITDA exit multiple of 5.5x, the increase or decrease of up to 5% in the growth of sales and the increase or decrease of up to 1% in operating margin of BCOP's five-year financial projections yielded per share values as of January 1, 2000 ranging between $9.63 and $23.99.

    In performing its discounted cash flow analysis, Goldman Sachs used discount rates based upon BCOP's estimated average cost of capital, including debt. Goldman Sachs calculated BCOP's estimated weighted average cost of capital based upon the expected return on a weighted average of all of BCOP's debt and equity securities.

    SELECTED TRANSACTIONS ANALYSIS. Goldman Sachs compared information for selected buyout transactions in the U.S. contract stationery industry for the years 1998 and 1999, specifically, the acquisitions by:

    - Buhrmann NV of Corporate Express, Inc. (October 1999);

    - Clayton, Dubilier & Rice Inc. of US Office Products Company (investment of $270 million in June 1998);

    - Koninklijke KNP BT NV of BT Office Products International, Inc. (acquisition of remaining 30% stake in September 1998); and

    - Clayton, Dubilier & Rice Inc. of US Office Products Company (investment of an additional $51 million in May 1999).

    Goldman Sachs reviewed the aggregate consideration paid as a multiple of LTM Sales, EBITDA and EBIT for the selected buyout transactions. Based on information provided by Securities Data Corporation and other publicly available data, the results of these analyses were:

LEVERED MARKET                                                     SELECTED
CAPITALIZATION                                                   TRANSACTIONS
AS A MULTIPLE OF:                                                    RANGE
-----------------                                             -------------------
LTM Sales...................................................           0.3x- 0.7x
LTM EBITDA..................................................           6.2x- 9.9x
LTM EBIT....................................................          10.2x-13.7x

    In the case of the Buhrmann NV acquisition of Corporate Express, the analysis of aggregate consideration paid as a multiple of LTM EBITDA and EBIT adjusted to include publicly announced annual expected synergies yielded multiples of 6.7x and 8.4x, respectively.

    ANALYSIS OF PREMIUMS PAID IN SELECTED COMPARABLE ACQUISITIONS OF MINORITY INTERESTS. Goldman Sachs analyzed publicly available information for certain selected transactions involving the purchase of a minority interest, which were deemed by Goldman Sachs to be relevant. The final premium paid in such transactions over the target company stock price four weeks prior to initial announcement of the buyout ranged from (9.9)% to 76.0% with a median of 28.8%, as compared to the 60% premium offered by Parent on March 6, 2000 ($16.50 per share) over the market price of the Shares four calendar weeks prior to the initial offer by Parent of $13.25 per share on December 1, 1999.

    The preparation of the Goldman Sachs Materials was a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Goldman Sachs Materials. No company or transaction used in the above analyses as a comparison is directly comparable to BCOP or the contemplated transaction.

    The analyses were prepared solely for purposes of Goldman Sachs providing the Goldman Sachs Materials to the Parent Board and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Parent, BCOP, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, the Goldman Sachs Materials was one of many factors taken into consideration by the Parent Board in making its determination to proceed with the Offer. This summary does not purport to be a complete description of the analyses performed by Goldman Sachs. You should read the full Goldman Sachs Materials attached as Exhibit (c)(3) to the Schedule TO filed by the Parent and BCOP.

    Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Parent and BCOP, having provided certain investment banking and financial advisory services to Parent and BCOP from time to time, including having acted as:

    - lead-managing underwriter of a public offering of 3,700,000 shares of BCOP common stock in April 1995;

    - advisor in BCOP's acquisition of the entire share capital of Jean-Paul Guisset for $143.8 million in cash and an undisclosed amount of profit-related payments; and

    - lead-managing underwriter in the issuance of various public debt issues for Parent from 1997-1999 for approximately $246 million in proceeds.

    Goldman Sachs has been engaged by Parent to provide financial advisory services in connection with Parent's announced review of strategic alternatives for its DeRidder, Louisiana paper mill and seven box plants. In the fall of 1998, Goldman Sachs was engaged by Parent to help analyze a bid from a competing supplier of office products for all of the common stock of BCOP. Goldman Sachs has also been engaged from time to time by BCOP and Parent as its financial advisor in advising and assisting BCOP with possible strategic transactions that have never materialized.

    Goldman Sachs may also provide investment banking services to Parent and BCOP in the future. Parent selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Offer.

    Goldman Sachs provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of Parent or BCOP for its own account and for the account of customers. As of March 16, 2000, Goldman Sachs holds the following positions:

                                                            LONG POSITION        SHORT POSITION
                                                      -------------------------  --------------
Parent common stock.................................           43,286            18,805 shares
Parent 9.850% Notes due June 15, 2002...............  $600,000 principal amount       --
Parent 9.980% Notes due March 27, 2003..............  $300,000 principal amount       --
BCOP common stock...................................        1,400 shares         20,800 shares
BCOP 7.050% Notes due May 15, 2005..................  $800,000 principal amount       --

    Pursuant to a letter agreement dated September 30, 1999, Parent engaged Goldman Sachs to act as its financial advisor in connection with the Offer. Pursuant to the terms of this engagement letter, Parent has agreed to pay Goldman Sachs, upon consummation of the Offer, a transaction fee of $2,000,000 in cash.

    Parent has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

    The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs and is qualified by reference to the Goldman Sachs Report filed as an exhibit to the Schedule TO. Copies of the Goldman Sachs Report are available for inspection and copying at the principal executive offices of Parent during regular business hours by any holder of Shares of BCOP, or a shareholder's representative who has been so designated in writing. Parent shall provide a copy of the Goldman Sachs Report to any shareholder or any representative of a shareholder who has been so designated in writing upon written request and at the expense of the requesting shareholder or representative.

PURPOSE AND STRUCTURE OF AND REASONS FOR THE OFFER AND THE MERGER

    The purpose of the Offer is for Parent to acquire the entire equity interest in BCOP in a transaction in which the Public Shareholders would receive $16.50 per share in cash. The purpose of the Merger is for Parent to acquire all of the equity interest in BCOP not acquired pursuant to the Offer. Upon consummation of the Merger, BCOP will become a wholly owned subsidiary of Parent.

    Under the DGCL, if, following consummation of the Offer, Parent owns at least 90% of the outstanding Shares, Parent will be able to cause the Merger to occur without a vote of BCOP's shareholders. If the Minimum Condition is satisfied, Parent will own over 90% of the outstanding shares. In that event, Parent and BCOP have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after consummation of the Offer without a meeting of BCOP's shareholders.

    Parent has structured this transaction as a cash tender offer to be followed by a cash merger. Parent believes this structure will effect a prompt and orderly transfer of ownership of BCOP from BCOP's public shareholders to Parent and Purchaser. It will also effect the prompt delivery of cash to shareholders for all of their Shares.

    The Parent Board believes that undertaking the proposed transaction in this form and at this time represents the most attractive way of accomplishing several strategic business objectives, including Parent's interest in increasing its investment in the office products distribution business, increasing the financial flexibility of BCOP, and facilitating an acceleration of BCOP's growth initiatives without exposing the Public Shareholders to the market risk inherent in such initiatives. For further background on Parent's reasons, see "Background of the Transaction" and "Position of the Parent and Purchaser Regarding the Fairness of the Offer and the Merger."

PLANS FOR BCOP AFTER THE OFFER AND THE MERGER; EFFECTS OF THE OFFER AND THE
MERGER

    PLANS FOR BCOP. Pursuant to the Merger Agreement, promptly upon completion of the Offer, BCOP and Parent intend to effect the Merger in accordance with the terms of the Merger Agreement. (See "SPECIAL FACTORS--The Merger Agreement.") Parent has no present intention to change the senior management of BCOP, but reserves the right to do so at any time. It is expected that after the Merger, when there are no longer any Public Shareholders, that the BCOP Board will ultimately be composed solely of persons who are officers of BCOP or Parent. Except as otherwise disclosed in this Offer to Purchase, BCOP has no present plans or proposals that would result in an extraordinary corporate transaction involving BCOP or any of its subsidiaries, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets. However, BCOP's management will continue to routinely review proposals for the acquisition or disposition of assets or other changes to BCOP's business, corporate structure, capitalization, management or dividend policy which they consider to be in the best interests of BCOP and Parent. Prior to the date of this Offer, BCOP's management has communicated a preliminary, non-binding indication of interest with respect to the possible acquisition of office products distribution businesses which generated annual revenues of approximately $325 million in their last fiscal year. Any actual transaction would be subject to satisfactory diligence, negotiation of an acceptable agreement and approval of the boards of the parties. In addition, following the Merger, BCOP's management will continue to evaluate and review BCOP's businesses, operations and properties and make such changes as are deemed appropriate.

    As a result of the Offer, the interest of Parent in BCOP's net book value and net earnings will increase in proportion to the number of Shares acquired in the Offer. If the Merger is consummated, Parent's interest in such items and in BCOP's equity generally will increase to 100%, and Parent and its subsidiaries will be entitled to all benefits resulting from that interest, including all income generated by BCOP's operations and any future increase in BCOP's value. Similarly, Parent will also bear the risk of losses generated by BCOP's operations and any decrease in the value of BCOP after the Merger. After the Merger, the Public Shareholders will cease to have any equity interest in BCOP, will not have the opportunity to participate in any earnings and growth of BCOP after the Merger, and will not have any right to vote on corporate matters. Similarly, the Public Shareholders will not face the risk of losses generated by BCOP's operations or a decline in the value of BCOP after the Merger.

    The Shares are currently traded on The New York Stock Exchange ("NYSE"). See "THE OFFER--Information Concerning BCOP". Following the consummation of the Merger, the Shares will no longer be traded on the NYSE, and the registration of the Shares under the Exchange Act will be terminated. Accordingly, after the Merger there will be no publicly traded equity securities of BCOP outstanding and BCOP will no longer be required to file periodic reports with the SEC. See "THE OFFER--Effects of the Offer on the Market for Shares; NYSE and Exchange Act Registration."

    EFFECT OF FAILURE TO COMPLETE THE OFFER AND CONSUMMATE THE MERGER. It is expected that if Shares are not accepted for payment by Purchaser pursuant to the Offer and the Merger is not consummated, BCOP's current management, under the general direction of the BCOP Board, will continue to manage BCOP.

RIGHTS OF SHAREHOLDERS IN THE MERGER

    No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, shareholders of BCOP who have not sold their Shares will have certain rights under the DGCL to dissent and demand appraisal of and to receive payment in cash of the fair value of their Shares. Shareholders who perfect such rights by complying with the procedures in
Section 262 of the DGCL ("Section 262") will have the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to that fair value from the corporation surviving the Merger. In addition, those dissenting shareholders will be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court must take into account all relevant factors. Accordingly, the determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values, dividend payment history and earning capacity. As a consequence of Delaware case law, the fair value determined in any appraisal proceeding could be more than, less than or equal to the purchase price of the Offer.

    Assuming the proper procedures are followed, Parent does not intend to object to the exercise of appraisal rights by any shareholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares.

    Several decisions by Delaware courts have held that, in certain circumstances, a controlling shareholder of a company involved in a merger has a fiduciary duty to other shareholders that requires that the merger be "entirely fair" to the other shareholders. In determining whether a merger is fair to minority shareholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the shareholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in WEINBERG V. UOP, INC. and RABKIN V. PHILIP A. HUNT CHEMICAL CORP. that although the remedy ordinarily available to minority shareholders in a cash-out merger is the right to appraisal described above, monetary damages, injunctive relief, or such other relief as the court may fashion, may be available if a merger is found to be the product of procedural unfairness including fraud, misrepresentation or other misconduct.

    THE PRECEDING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS. IT IS QUALIFIED BY REFERENCE TO THE FULL TEXT OF SECTION 262 WHICH IS ATTACHED HERETO AS EXHIBIT C TO THIS OFFER TO PURCHASE. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS ARE CONDITIONED ON STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

THE MERGER AGREEMENT

    THE FOLLOWING IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE AND A COPY OF WHICH IS ATTACHED HERETO AS EXHIBIT B. CAPITALIZED TERMS NOT OTHERWISE DEFINED IN THE FOLLOWING SUMMARY SHALL HAVE THE MEANINGS SET FORTH IN THE MERGER AGREEMENT.

    THE OFFER. The Merger Agreement provides that the Parent, Purchaser and BCOP will use their reasonable best efforts to commence the Offer as promptly as practicable after the date of the Merger Agreement but in no event later than March 26, 2000. The Merger Agreement further provides that, upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, Purchaser will use its reasonable efforts to consummate the Offer in accordance with its terms and accept for payment and pay for Shares tendered as soon as practical and legally permitted. The Merger Agreement provides that Purchaser will not: (i) decrease the Offer Price; (ii) change the number of

Shares to be purchased in the Offer; (iii) change the form of consideration payable pursuant to the Offer; (iv) amend or waive the Minimum Condition; or
(v) make any other change in the terms or conditions of the Offer which is adverse to the holders of Shares. The Merger Agreement further provides that Purchaser may in its sole discretion extend the Offer from time to time if, and to the extent that, at the expiration date of the Offer, any of the conditions to the obligations of Purchaser to consummate the Offer have not been satisfied or waived; provided, however, that the Offer shall not be extended beyond
June 30, 2000. In addition, the Merger Agreement provides that Purchaser may, in its sole discretion, increase the Offer Price and extend the Offer to the extent required by law in connection with any such increase.

    THE MERGER. The Merger Agreement provides that at the Effective Time, Purchaser will be merged with and into BCOP in accordance with the DGCL. As a result of the Merger, the separate existence of Purchaser will cease, and BCOP will be the Surviving Corporation.

    The Merger Agreement provides that at the Effective Time, each issued and outstanding share of Common Stock, other than (i) Shares owned by BCOP as treasury stock, (ii) Shares owned by Parent, Purchaser or any other wholly owned subsidiary of Parent, and (iii) Dissenting Shares, shall be converted into the right to receive the Offer Price in cash.

    OPTIONS. The Merger Agreement provides that BCOP will use its reasonable best efforts to provide that, at the Effective Time, each outstanding option to purchase shares of Common Stock (collectively, the "BCOP Options") granted under any of BCOP's stock option plans (the "BCOP Option Plans"), whether or not exercisable, will be terminated and, in exchange therefor, each holder of a BCOP Option will receive an amount in cash, equal to the excess, if any, of the Offer Price over the applicable exercise price.

    REPRESENTATIONS AND WARRANTIES. In the Merger Agreement, BCOP has made representations and warranties to Parent and Purchaser with respect to, among other things:

    - capitalization,

    - the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters,

    - the Special Committee's: (i) approval of the terms of the Merger Agreement and the transactions contemplated thereby; (ii) determination that the Merger and the Offer are advisable, fair to and in the best interests of the Public Shareholders; (iii) recommendation that the BCOP Board approve the Merger Agreement and the transactions contemplated thereby; and
      (iv) recommendation that the Public Shareholders tender their Shares pursuant to the Offer,

    - filings with the Commission and financial statements,

    - disclosures in the Offer Documents and Schedule TO, and

    - compliance with legal requirements.

    In the Merger Agreement, Parent and Purchaser have each made customary representations and warranties to BCOP with respect to, among other things:

    - corporate organization and good standing,

    - the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters,

    - consents and approvals,

    - the absence of conflict with their respective certificates of incorporation, by-laws, or any applicable law,

    - litigation, and

    - sufficient funds at Closing to perform the obligations under the Merger Agreement.

    CONDUCT OF BUSINESS. Except as expressly contemplated by the Merger Agreement or consented to in writing by Parent, prior to the Effective Time, BCOP and each of its subsidiaries shall operate the businesses conducted by them in the ordinary and usual course and shall use their reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and key employees, and preserve their relationships with material customers and suppliers and others having business dealings with them, to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time.

    Additionally, except as contemplated by the Merger Agreement or agreed in writing by Parent, prior to the Effective Time neither BCOP nor any of its subsidiaries shall:

        (i) except for actions made in the ordinary course of business consistent with past practice, increase the compensation payable to or become payable to its directors, officers or employees, pay any bonus, grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer or other employees of BCOP or any of its subsidiaries, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, materially change any actuarial assumption or other assumption used to calculate funding obligations with respect to any pension or retirement plan, or change the manner in which contributions to any such plan are made or the basis on which such contributions are determined, except, in each case, as may be required by law or contractual commitments which are existing as of the date of the Merger Agreement; or

        (ii) except for actions required by law, take any action that will result in any of the representations and warranties of BCOP set forth in the Merger Agreement becoming untrue or in any of the conditions to the Merger not being satisfied.

    NO SOLICITATION. BCOP has agreed that it will not, nor will it authorize or permit any of its subsidiaries or any officer, director, employee, investment banker, attorney or other advisor or representative of BCOP or any of its subsidiaries to, directly or indirectly (i) solicit, initiate, or encourage the submission of, or approve or recommend, or propose publicly to approve or recommend any Acquisition Proposal (as defined below); (ii) enter into any agreement with respect to any Acquisition Proposal; or (iii) solicit, initiate, participate in, or encourage any discussions or negotiations regarding, or furnish to any person (other than Parent or any of its affiliates or representatives) any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. BCOP is obligated to promptly advise Parent of any Acquisition Proposal and any inquiries with respect to any Acquisition Proposal. The term "Acquisition Proposal" means any proposal for a merger or other business combination involving BCOP or any proposal or offer to acquire in any manner, directly or indirectly, any equity interest in BCOP, or a material portion of the assets of BCOP. Nothing shall prohibit BCOP from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

    DIRECTORS' AND OFFICERS' INDEMNIFICATION. The Merger Agreement provides that Parent shall cause the Certificate of Incorporation and the By-Laws of the Surviving Corporation to contain the provisions with respect to indemnification and exculpation from liability set forth in BCOP's Certificate of Incorporation and By-Laws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of BCOP, unless such modification is required by law. Parent further guarantees the payment obligations of the Surviving Corporation arising from the indemnification and exculpation provisions referred to in the preceding sentence.

    The Merger Agreement further provides that Parent or the Surviving Corporation shall maintain in effect for six years from the Effective Time policies of directors' and officers' liability insurance containing terms and conditions which are not less advantageous to the insured than any such policies of BCOP in effect on the date of the Merger Agreement, with respect to matters occurring prior to the Effective Time, to the extent available, and having the maximum available coverage under any of BCOP's current policies.

    CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction on or prior to the Effective Time of each of the following conditions (any of which may be waived by the parties in writing, in whole or in part, to the extent permitted by applicable law): (i) no order or injunction of a court of competent jurisdiction, shall be in effect, no statute, rule or regulation shall have been enacted by a governmental entity and no action, suit or proceeding by any governmental entity shall have been instituted or threatened, which prohibits the consummation of the Merger or materially challenges the transactions contemplated by the Merger Agreement; (ii) all consents, approvals and authorizations of and filings with governmental entities required for the consummation of the transactions contemplated by the Merger Agreement, if any, shall have been obtained or effected or filed; and (iii) Parent, Purchaser or their affiliates shall have purchased Shares pursuant to the Offer.

    The obligations of Parent and Purchaser to effect the Merger are further subject to the satisfaction or waiver of each of the following conditions prior to or at the Closing Date: (i) the representations and warranties of BCOP contained in the Merger Agreement shall be true and correct in all material respects at and as of the Effective Time as though made at and as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date; and BCOP shall have performed and complied in all material respects with all of its undertakings and agreements required by the Merger Agreement to be performed or complied with by it prior to or at the Effective Time.

    TERMINATION. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

        (a) by the mutual written consent of the Boards of Directors of Parent, Purchaser and BCOP (upon recommendation of the Special Committee);

        (b) by either BCOP upon the recommendation of the Special Committee, on the one hand, or Parent and Purchaser, on the other hand, if: (i) the Offer shall have expired without any Shares being purchased pursuant to the Offer or Purchaser shall not have accepted for payment any Shares pursuant to the Offer by July 1, 2000; provided, however, that this right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Purchaser to purchase the Shares pursuant to the Offer on or before such date; or (ii) any governmental entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties to the Merger Agreement shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

        (c) by BCOP, if Parent or Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, and the breach cannot be or has not been cured within 30 days after the giving of written notice by BCOP to Parent or Purchaser, as applicable; or

        (d) by Parent, if:

           (i) before the purchase of Shares by Purchaser pursuant to the Offer, the BCOP Board or the Special Committee shall have withdrawn, modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended an Acquisition Proposal or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal or similar business combination with a person or entity other than Parent, Purchaser or their affiliates; or

           (ii) before the purchase of Shares pursuant to the Offer, BCOP shall have breached any representation, warranty, covenant or other agreement contained in the Merger Agreement which (x) would give rise to the failure of the condition summarized in section 12(a) or 12(b) in the section entitled "The Offer--Conditions of the Offer" and (y) cannot be or has not been cured within 30 days after the giving of written notice to BCOP; provided, however, that Parent may not terminate the Merger Agreement if any affirmative action by Parent was the cause of the breach by BCOP of any representation, warranty or covenant.

    If the Merger Agreement is terminated, it shall become null and void and there shall be no liability on the part of Parent, Purchaser or BCOP; provided that nothing shall relieve any party from any liability or obligation with respect to any willful breach of the Merger Agreement.

INTERESTS OF PERSONS IN THE OFFER AND THE MERGER

    Pursuant to the Merger Agreement, BCOP is obligated to attempt in good faith to provide that BCOP Options will be cancelled immediately prior to the Effective Time. In exchange for cancellation of the BCOP options, the holders will be entitled to receive from BCOP, for each Share subject to the stock option, a cash payment equal to the excess, if any, of the Offer Price over the applicable exercise price.

    The table in the next section entitled "Shares and Options Owned by Directors and Executive Officers of BCOP" shows the number of Shares owned by the executive officers and directors of BCOP and the number of options they have which will be subject to the treatment described above.

    Except for proceeds derived from the tender of Shares and the cancellation of options and director meeting fees paid to directors who are not employees of BCOP, no director or executive officer of BCOP is entitled to receive any cash compensation directly attributable to the Offer or the Merger. However, certain key managers and executive officers of BCOP may be eligible to participate in a retention and incentive program established by Parent. This program entitles participants to receive monetary awards if BCOP meets certain financial goals.

    Several directors and executive officers of Parent and Purchaser also own Shares and options to purchase BCOP stock. Information concerning their holdings is set forth in the next section.

    The Merger Agreement contains certain provisions with respect to indemnification of directors and executive officers and maintenance of directors' and officers' liability insurance subsequent to the Effective Time. See "SPECIAL FACTORS--The Merger Agreement."

BENEFICIAL OWNERSHIP OF SHARES, PRESENT INTENTIONS AND RECOMMENDATIONS

    Parent owns 53,398,724 or 81% of the outstanding shares of the common stock of BCOP. Set forth in the table below is a list of the directors and executive officers of Parent and Purchaser who beneficially own Shares. In addition to Shares owned outright, the table separately shows the number of options exercisable within 60 days of the offer date and options not exercisable within 60 days of the offer date. To the best of the knowledge of Parent and Purchaser, each of the indicated persons intends to tender his or her Shares in connection with the Offer.

                   SHARES AND OPTIONS OWNED BY DIRECTORS AND
                   EXECUTIVE OFFICERS OF PARENT AND PURCHASER

                                                                         OPTIONS        OPTIONS NOT
                                                           NUMBER      EXERCISABLE      EXERCISABLE
NAME(1)                                                   OF SHARES   WITHIN 60 DAYS   WITHIN 60 DAYS
-------                                                   ---------   --------------   --------------
A. James Balkins III....................................   10,254         38,000           43,000
Charles D. Blencke......................................    2,117              0                0
Thomas E. Carlile.......................................    8,273              0                0
Graham L. Covington.....................................    2,862              0                0
Theodore Crumley........................................    1,000              0                0
A. Ben Groce............................................    8,029              0                0
Vincent T. Hannity......................................      810              0                0
John W. Holleran........................................      598              0                0
Christopher C. Milliken.................................   22,239        187,733          108,667
Carol B. Moerdyk........................................    9,289        140,400           43,000
George H. Harad.........................................    2,000              0                0
A. William Reynolds.....................................   20,000         18,000            5,000
Jane E. Shaw............................................    5,000              0                0
                                                           ------        -------          -------
      TOTAL:............................................   92,471        384,133          199,667

------------------------

(1) Each of the directors and executive officers of Parent and Purchaser named below owns shares and options equal to less than 1% of the outstanding Shares.

    Set forth below is a table showing the number of Shares and options beneficially owned by all directors and executive officers of BCOP (members of the Special Committee are identified with an asterisk). To the best of the knowledge of Parent and Purchaser, each of the persons who own Shares will tender them in connection with the Offer.

                   SHARES AND OPTIONS OWNED BY DIRECTORS AND
                           EXECUTIVE OFFICERS OF BCOP

                                                                         OPTIONS        OPTIONS NOT
                                                           NUMBER      EXERCISABLE      EXERCISABLE
NAME(1)                                                   OF SHARES   WITHIN 60 DAYS   WITHIN 60 DAYS
-------                                                   ---------   --------------   --------------
A. James Balkins III....................................    10,254         38,000          43,000
Richard Black...........................................     1,494        131,800          43,000
Kenneth W. Cupp.........................................     4,972         42,750          27,800
Darrell R. Elfeldt......................................     1,200         51,200          17,400
David A. Goudge.........................................       574         35,533          22,067
William E. Gruber.......................................     2,544         26,967          18,533
Thomas J. Jaszka........................................       200         13,333          10,767
David Kelly.............................................     1,025          9,400           7,100
John A. Love............................................     3,148         45,200          17,400
Gary A. Massel..........................................         0         27,867          23,533
Michael F. Meehan.......................................     4,848         41,800          17,400
Christopher C. Milliken.................................    22,239        187,733         108,667
Carol B. Moerdyk........................................     9,289        140,400          43,000
Stephen M. Thompson.....................................     2,000         53,200          17,400
Peter Vanexan...........................................         0         29,000          17,400
John B. Carley*.........................................    24,000         18,000           5,000
James G. Connelly III*..................................     3,000         18,000           5,000
Theodore Crumley........................................     1,000              0               0
Peter G. Danis Jr.......................................    22,000        267,800          35,000
George J. Harad.........................................     2,000              0               0
A. William Reynolds.....................................    20,000         18,000           5,000
Donald Roller*..........................................     1,000          5,000           5,000
                                                           -------      ---------         -------
      TOTAL:............................................   136,787      1,200,983         489,467

------------------------

(1) Each of the directors and executive officers of Parent and Purchaser named below owns shares and options equal to less than 1% of the outstanding Shares. In the aggregate, these individuals own shares and options exercisable within 60 days equal to 2% of the outstanding Shares.

    To the knowledge of Parent and Purchaser, none of the persons identified in
Schedule I, the directors and executive officers of BCOP or the executive officers and directors of other subsidiaries of Parent have had any transaction in the Shares within the past 60 days. Except for normal transactions in the BCOP stock fund of Parent's 401(k) savings plan and the BCOP Employee Stock Purchase Plan, neither the Parent, Purchaser nor BCOP has had any transaction in the Shares within the past 60 days.

    To the best knowledge of Parent and Purchaser, except as set forth below, no director or executive officer of Parent, Purchaser or BCOP has made a public recommendation relating to the Offer or the Merger. In their capacities as board members, each of the directors of Parent, Purchaser and BCOP have voted in favor of the Offer and the Merger and the recommendations of the boards of directors of Parent, Purchaser and BCOP in favor of the Offer and the Merger are set forth in this Offer to Purchase. Certain officers of Parent and BCOP have supported the Offer and the Merger in communications to employees of Parent and BCOP and in discussions with investment analysts and other interested persons.

LITIGATION RELATED TO THE OFFER

    Between December 1, 1999 and December 3, 1999, nine purported class action lawsuits were filed by purported shareholders of BCOP in the Delaware Court of Chancery against Parent, BCOP, and BCOP's directors arising out of Parent's initial proposal to acquire BCOP's outstanding minority public shares for $13.25 per share in cash. The cases are captioned ERNEST HACK V. BOISE CASCADE OFFICE PRODUCTS CORPORATION ET AL., KENNETH STEINER V. THEODORE CRUMLEY ET AL., MATTHEW LUBRANO V. BOISE CASCADE OFFICE PRODUCTS CORPORATION ET AL., CHAYA LICHTENSTEIN
v. THEODORE CRUMLEY ET AL., FRED KHANI V. BOISE CASCADE OFFICE PRODUCTS CORPORATION ET AL., CRANDON CAPITAL PARTNERS V. BOISE CASCADE OFFICE PRODUCTS CORPORATION ET AL., JIM KILLHAM V. THEODORE CRUMLEY ET AL., WAYNE FOOTE V. THEODORE CRUMLEY ET AL., AND MORRIS PELLETIER V. THEODORE CRUMLEY ET AL., The lawsuits allege, among other things, that Parent's offer was wrongful, unfair, and harmful to the Public Shareholders, and that the individual defendants could not fairly discharge their fiduciary duties. The lawsuits sought, among other things, injunctive relief against consummation of the proposed transaction, rescission of the transaction if it were consummated, damages, and attorneys' fees and expenses. On January 19, 2000, the Court, upon stipulation of the parties, entered an Order of Consolidation that combined the nine cases into one matter for all purposes.

    On March 20, 2000, the parties to the litigation entered into a Memorandum of Understanding with respect to a proposed settlement of the lawsuits. The proposed settlement would provide for full releases of the defendants and certain related or affiliated persons and extinguish all claims that have been, could have been or could be asserted by or on behalf of any member of the class against the defendants which in any manner relate to the allegations, facts, or other matters raised in the lawsuits or which otherwise relate to the transactions contemplated by the Merger Agreement, including the Offer and the Merger. The settlement provides for the payment of $700,000 in attorney's fees and up to $20,000 for expenses upon final approval of the settlement of the actions. The final settlement of the lawsuits, including the amount of attorneys' fees to be paid, is subject to court approval.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to shareholders of BCOP whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to shareholders of BCOP. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. The discussion applies only to shareholders of BCOP in whose hands Shares are capital assets within the meaning of Section 1221 of the Code and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of shareholders (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not discuss the United States federal income tax consequences to any shareholder of BCOP who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

    BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW AND THE PARTICULAR TAX EFFECTS TO A

BENEFICIAL HOLDER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

    The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and possibly for state and local income tax purposes as well. In general, a shareholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that a shareholder's holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Capital gains recognized by an individual upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum United States federal income tax rate of 20% or, in the case of a Share that has been held for one year or less, will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a shareholder's capital losses.

                                   THE OFFER

1. TERMS OF THE OFFER.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 5:00 p.m., New York City time, on Wednesday, April 19, 2000, unless and until Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

    The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions set forth in Section 12. If such conditions are not satisfied prior to the Expiration Date, Purchaser reserves the right, subject to the terms of the Merger Agreement and subject to the applicable rules and regulations of the Securities and Exchange Commission, to (i) decline to purchase any Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering shareholders, (ii) waive any or all conditions to the Offer and, to the extent permitted by applicable law, purchase all Shares validly tendered and not withdrawn, (iii) subject to the conditions summarized below, extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain all Shares which have been validly tendered and not withdrawn during the period or periods for which the Offer is extended, or (iv) subject to the following sentence, modify the terms of the Offer. The Merger Agreement provides that Purchaser will not reduce the Offer Price, amend or waive the Minimum Condition, change the form of consideration to be paid in the Offer, reduce the number of Shares subject to the Offer, or amend any other condition to the Offer in any manner adverse to the holders of the Shares or impose additional conditions to the Offer without the written consent of the Special Committee.

    If on the initial scheduled Expiration Date of the Offer, which shall be no earlier than twenty business days after the date the Offer is commenced, all conditions to the Offer have not been satisfied or waived, Purchaser may, from time to time, in its sole discretion, extend the Expiration Date of the Offer; provided, however, that the Expiration Date may not be extended beyond June 30, 2000. In addition, Purchaser may (but is not obligated to) increase the amount it offers to pay per Share in the Offer, and the Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of BCOP.

    Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act. Without limiting the obligation of Purchaser under such Rule or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to PR Newswire.

    If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of, or payment for, Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

    BCOP has provided Purchaser with BCOP's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares and will be furnished by Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT.

    Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay, promptly after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4.

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or an exact copy thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 3 below), and (iii) any other documents required by the Letter of Transmittal. The per Share consideration paid to any holder of Shares pursuant to the Offer will be the highest per Share consideration paid to any other holder of such Shares pursuant to the Offer.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering shareholders.

UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    Purchaser reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply with any applicable law. If Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment, or pay for, Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 12, but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

    If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates evidencing Shares not tendered or not accepted for purchase will be returned to the tendering shareholder, or such other person as the tendering shareholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in Section 3, such Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering shareholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. If no such instructions are given with respect to Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

    Purchaser reserves the right to transfer or assign, in whole or in part, to Parent or to any direct or indirect wholly owned subsidiary of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR TENDERING SHARES.

    VALID TENDER. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or an exact copy thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures set forth below. Participants in BCOP's ESPP should refer to separate instructions included with this Offer to Purchase and complete the appropriate sections of the Letter of Transmittal and other required documentation, as indicated in the separate instructions.

    BOOK-ENTRY TRANSFER. The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer

Facility, the Letter of Transmittal (or an exact copy), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and that registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) which is a participant in good standing in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 3 and 5 to the Letter of Transmittal.

    If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as stated above. See Instruction 5 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all of the following conditions are met:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

        (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or an exact copy thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    Upon the acceptance of Shares for payment pursuant to the Offer, the valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser, upon the terms and subject to the conditions of the Offer.

    APPOINTMENT. By executing the Letter of Transmittal as set forth above (including delivery through an Agent's Message), the tendering shareholder will irrevocably appoint designees of Purchaser as such shareholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser, and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such purchased Shares. All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if, as and when, and only to the extent that, Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder and, if given, will not be deemed effective. The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of BCOP's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of shareholders.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement,

Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    BACKUP WITHHOLDING. Under the "backup withholding" provisions of United States federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer. In order to prevent backup federal income tax withholding with respect to payment to certain shareholders of the purchase price of Shares purchased pursuant to the Offer, each such shareholder must provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") and certify that such shareholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a shareholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the shareholder and payment of cash to the shareholder pursuant to the Offer may be subject to backup withholding. All shareholders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Non-corporate foreign shareholders should complete and sign a Form W-8, Certificate of Foreign Status (a copy of which may be obtained from the Depositary), in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

4. WITHDRAWAL RIGHTS.

    Except as otherwise provided in this Section 4, or as provided by applicable law, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless previously accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after May 20, 2000.

    For a withdrawal to be effective, a written or faxed notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary, and unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in
Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

    Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. PRICE RANGE OF THE SHARES.

    The Shares are traded on the NYSE under the symbol "BOP." The following table reflects the high and low sales prices of the Shares as reported by the NYSE for the periods indicated.

BOISE CASCADE OFFICE PRODUCTS CORPORATION

                                                                HIGH       LOW
                                                              --------   --------
Year Ended December 31, 1998
  First Quarter.............................................   $20.44     $14.88
  Second Quarter............................................    20.50      15.25
  Third Quarter.............................................    16.88       7.06
  Fourth Quarter............................................    13.69       8.50

Year Ended December 31, 1999
  First Quarter.............................................    15.75      10.63
  Second Quarter............................................    12.88       9.88
  Third Quarter.............................................    12.69       9.25
  Fourth Quarter............................................    15.31       9.31

Year Ending December 31, 2000
  First Quarter through March 21, 2000......................  16.3125      14.50

    On November 30, 1999, the last full trading day before the announcement that Parent had made a proposal to the BCOP Board to acquire the outstanding minority public shares of BCOP, the closing price of the Shares on the NYSE was $11.50 per Share. The average closing price for the 30 day trading period ended November 30, 1999 was $10.56. On March 10, 2000, the last full day of trading before the execution of the Merger Agreement was publicly announced, the closing price of the Shares on the NYSE was $15.1875 per Share. On March 21, 2000, the last full day of trading before the commencement of the Offer, the closing price of the Shares on the NYSE was $16.25 per Share.

    You are urged to obtain a current market quote for the Shares.

6. INFORMATION CONCERNING BCOP.

    GENERAL. BCOP is a Delaware corporation with its principal offices located at 800 West Bryn Mawr Avenue, Itasca, Illinois 60143. The telephone number is
(630) 773-5000. BCOP is one of the world's premier business-to-business distributors of products for the office. BCOP sells a broad line of branded and private label office supplies, office furniture, paper, computer consumables, and promotional products. BCOP purchases most of its products directly from manufacturers and distributes them directly to business customers.

    AVAILABLE INFORMATION. The Shares are registered under the Exchange Act. Accordingly, BCOP is subject to the information filing requirements of the Exchange Act and is required to file periodic reports, proxy statements, and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning BCOP's directors and officers (including their remuneration, stock options granted to them, and shares held by them), the principal holders of BCOP's securities, and any material interest of those persons in transactions with BCOP is required to be disclosed in proxy statements and annual reports distributed to BCOP's shareholders and filed with the SEC. Such reports, proxy statements, and other information are available for inspection and copying at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of this material may also be obtained by mail, upon payment of the

SEC's customary fees, from the SEC's principal office at 450 Fifth Street. N.W., Washington, D.C. 20549. The SEC also maintains an Internet site on the World Wide Web at (http://www.sec.gov) that contains reports, proxy statements, and other information. In addition, such material should also be available for inspection at the NYSE's offices located at 20 Broad Street, New York, New York 10005.

    SUMMARY FINANCIAL INFORMATION. The audited financial statements for BCOP for the years ended December 31, 1998 and December 30, 1997 are incorporated by reference from BCOP's reports on Form 10-K for those years. The unaudited financial statements for the nine months ended September 30, 1998 and 1999 are incorporated by reference from BCOP's reports on Form 10-Q for those periods. These reports may be inspected and copies may be obtained from the SEC in the manner set forth above. The following table summarizes certain financial information derived from those reports.

                   BOISE CASCADE OFFICE PRODUCTS CORPORATION
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                    9 MONTHS ENDED           FISCAL YEAR ENDED
                                                     SEPTEMBER 30              DECEMBER 31,
                                                -----------------------   -----------------------
                                                   1999         1998         1998         1997
                                                ----------   ----------   ----------   ----------
OPERATING DATA:
  Net Sales...................................  $2,488,469   $2,253,108   $3,067,327   $2,596,732
  Operating Income............................     109,422       94,029      120,494      119,250
  Net earnings................................      53,151       43,144       53,067       56,886
  Basic net earnings per share................         .81          .66          .81          .89
  Diluted net earnings per share..............         .81          .66          .81          .89
BALANCE SHEET DATA
  (AT END OF PERIOD):
  Total assets................................  $1,498,393   $1,393,373   $1,461,745   $1,291,488
  Total liabilities...........................     886,720      838,010      898,831      785,853
  Shareholders' equity........................     611,673      555,363      562,914      505,635
  Book value per share........................        9.30         8.45         8.56         7.71
  Ratio of earnings to fixed changes..........         4.9x         4.1x         3.9x         5.0x

    Except as otherwise noted in this Offer to Purchase, all of the information with respect to BCOP in this Offer to Purchase has been derived from publicly available information. Although Parent and Purchaser have no knowledge that any such information is untrue, Parent and Purchaser take no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to BCOP or for any failure by BCOP to disclose events which may have occurred or may affect the significance or accuracy of any such information.

    FINANCIAL PROJECTIONS. BCOP does not, as a matter of course, make public forecasts or projections as to its future financial performance. Nevertheless, BCOP regularly prepares internal projections, which it provides to the Board. The projections provided to the Special Committee and its financial and legal advisors are included in this Offer.

    THE PROJECTIONS BELOW WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR IN COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC REGARDING PROJECTIONS OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS.

    THE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE FORWARD-LOOKING STATEMENTS THAT ARE BASED ON MYRIAD ESTIMATES AND ASSUMPTIONS, INCLUDING, BUT NOT LIMITED TO, THOSE LISTED BELOW.

THESE ESTIMATES AND ASSUMPTIONS INVOLVE JUDGMENTS WITH RESPECT TO, AMONG OTHER THINGS, FUTURE ECONOMIC AND COMPETITIVE CONDITIONS, INFLATION RATES, AND FUTURE BUSINESS CONDITIONS. THESE ESTIMATES AND ASSUMPTIONS MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, AND COMPETITIVE UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF BCOP. THEREFORE, THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS BELOW WILL PROVE TO BE RELIABLE ESTIMATES OF PROBABLE FUTURE PERFORMANCE. IT IS QUITE LIKELY THAT ACTUAL RESULTS WILL VARY MATERIALLY FROM THESE ESTIMATES. IN LIGHT OF THE UNCERTAINTIES INHERENT IN PROJECTIONS OF ANY KIND, THE INCLUSION OF PROJECTIONS IN THIS OFFER SHOULD NOT BE REGARDED AS A REPRESENTATION BY ANY PARTY THAT THE ESTIMATED RESULTS WILL BE REALIZED. THERE CAN BE NO ASSURANCES IN THIS REGARD. THE PROJECTIONS WERE NOT PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND WERE NOT AUDITED OR REVIEWED BY ANY INDEPENDENT ACCOUNTING FIRM, NOR DID ANY INDEPENDENT ACCOUNTING FIRM PERFORM ANY OTHER SERVICES WITH RESPECT TO THESE PROJECTIONS. NONE OF PARENT, PURCHASER, BCOP, THE SPECIAL COMMITTEE OR ANY OTHER PERSON ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OF SUCH PROJECTIONS.

             COMPANY MANAGEMENT PROJECTIONS AS OF DECEMBER 15, 1999
                     ($ in millions, except per share data)

                                                       1999       2000       2001       2002       2003       2004
                                                     --------   --------   --------   --------   --------   --------
Sales..............................................   $3,349     $3,785     $4,255     $4,700     $5,125     $5,547
EBITDA.............................................      207        233        281        317        349        379
EBIT...............................................      146        165        207        239        268        295
Net Income.........................................       71         79        104        124        143        161

Diluted Earnings per Share.........................   $ 1.08     $ 1.21     $ 1.55     $ 1.83     $ 2.08     $ 2.34

7. INFORMATION CONCERNING PARENT AND PURCHASER.

    Parent is a Delaware corporation with its principal executive offices located at 1111 West Jefferson Street, Boise, Idaho 83702. The telephone number is (208) 384-6161. Parent is a major distributor of office products and building materials and is an integrated manufacturer and distributor of paper and wood products. Parent also owns over two million acres of timberland.

    Purchaser is a Delaware corporation with its principal executive offices located at 1111 West Jefferson Street, Boise, Idaho 83702. The telephone number is (208) 384-6161. Purchaser was established in March 2000 for the sole purpose of enabling the transactions contemplated by this Offer and the Merger Agreement.

    The name, business address, citizenship, present principal occupation or employment and five-year employment history of each of the executive officers and directors of Parent and Purchaser is set forth in Schedule I of this Offer.

    Parent and BCOP have entered into an agreement pursuant to which BCOP has granted to Parent an option to purchase shares of BCOP voting stock, or securities convertible into or exchangeable for BCOP voting stock, that BCOP may wish to issue and sell from time to time. This agreement also grants Parent certain demand and participation registration rights for the Shares held by Parent.

    Except as described above and elsewhere in this Offer to Purchase, (i) none of Parent or Purchaser or, to the best of Parent's or Purchaser's knowledge, any of the persons listed in Schedule I, or any associate or majority-owned subsidiary of Parent or any of the persons so listed, beneficially owns or has any right to acquire directly or indirectly any Shares or has any contract, arrangement, understanding, or relationship with any other person with respect to any Shares, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any shares, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, and (ii) none of Parent or Purchaser or, to the best knowledge of Parent or Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers, or subsidiaries of any of the foregoing, has effected any transaction in any Shares during the past 60 days.

    Except as set forth in this Offer to Purchase, since March 1, 1998, neither Parent or Purchaser nor, to the best knowledge of Parent or Purchaser, any of the persons listed on Schedule I, has had any transaction with BCOP or any of its executive officers, directors, or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as reflected in this Offer to Purchase and except for normal parent-subsidiary discussions relating to the composition of the board of directors, since
March 1, 1998, there have been no contracts, negotiations, or transactions between Parent, or any of its subsidiaries or, to the best knowledge of Parent or Purchaser, any of the persons listed in Schedule I to this Offer, on the one hand, and BCOP or its affiliates, on the other hand, concerning: a merger, consolidation, or acquisition; a tender offer for, or other acquisition of, securities of any class of BCOP; an election of directors of BCOP; or a sale or other transfer of a material amount of assets of BCOP or any of its subsidiaries.

8. SOURCE AND AMOUNT OF FUNDS.

    The Offer is not conditioned upon any financing arrangements. The total amount of funds required by Purchaser to purchase all of the Shares and pay all fees and expenses related to the Offer will be approximately $21 million. Purchaser expects to obtain these funds from Parent through capital contributions or advances. Parent will obtain the required funds from working capital and from borrowings under its Revolving Credit Agreement dated
March 11, 1997, among Parent and various banks and financial institutions, which is incorporated by reference from Parent's report on Form 10-K filed on March 7, 1997. The Revolving Credit Agreement permits Parent to borrow as much as $600 million at variable interest rates and expires in June 2002. It contains financial covenants relating to minimum net worth, minimum interest coverage, and a ceiling ratio of debt to capitalization. Neither Parent nor Purchaser have alternative financing arrangements if the expected funding sources do not generate the required funds.

    Parent intends to repay any borrowed funds with funds generated in the ordinary course of business. In December 1999, Parent also announced that it was considering strategic alternatives for a number of its paper division assets. To the extent that adoption of these strategic alternatives results in the sale of one or more of these assets, the borrowed funds may also be repaid with the proceeds from those transactions.

9. TRANSACTIONS BETWEEN PARENT AND BCOP.

    In addition to the transactions between Parent and BCOP described in "SPECIAL FACTORS--Background of the Offer and the Merger," Parent and BCOP have engaged in other commercial transactions. Parent supplies office papers to BCOP under a Paper Sales Agreement which commenced April 1, 1995. The price for the papers is calculated according to a formula meant to approximate prevailing market prices. The Paper Sales Agreement has a term of 20 years with automatic renewal for five-year periods. Termination rights are available under specified circumstances. Purchases by BCOP under this agreement were approximately
$282 million in 1998 and $306 million in 1999. Parent also provides administrative services to BCOP for a charge which reasonably approximates Parent's cost of providing the services. Parent also provides tax administration for BCOP and BCOP reimburses Parent for the cost of providing that administration, but BCOP is responsible for all tax liability which it incurs. Finally, Parent and BCOP have an agreement that gives Parent rights to purchase Shares of voting stock (or securities convertible into voting stock) which BCOP may wish to issue from time to time.

10. DIVIDENDS AND DISTRIBUTIONS.

    BCOP has not paid cash dividends to date and intends to retain any future earnings for use in the business. Except as set forth below and except for the impact of normal financial covenants in loan agreements and the provisions of the DGCL, there are no restrictions on BCOP's ability to pay dividends.

    The Merger Agreement provides that prior to the Effective Date, neither BCOP nor any Company subsidiary shall: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock; (ii) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares; (iii) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock or Voting Debt, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of any class or series of its capital stock or Voting Debt, other than Shares reserved for issuance on the date hereof pursuant to the exercise of outstanding Company stock options; or (iv) split, combine or reclassify any shares of any class or series of its capital stock.

11. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; NYSE AND EXCHANGE ACT REGISTRATION.

    The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly, will reduce the number of holders of Shares, and could thereby adversely affect the liquidity and market value of the remaining publicly held Shares.

    NYSE LISTING. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NYSE. According to the NYSE's published guidelines, the Shares would not be eligible to be included for continued listing if the number of publicly held Shares and the average monthly trading volume fall below certain levels, or the number of publicly held Shares falls below 1,100,000, or the aggregate market value of the publicly held Shares falls below $40,000,000. If these standards are not met, the Shares would no longer be admitted to listing on the NYSE. Shares held directly or indirectly by an officer or director of BCOP or by a beneficial owner of more than 10% of the Shares will ordinarily not be considered as being publicly held for purposes of these standards. Parent currently intends to cause BCOP to delist the Shares from the NYSE as soon after consummation of the Offer and the Merger as reasonably practicable. As of March 17, 2000, there were approximately 460 holders of the Common Stock.

    MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying, or trading in securities ("Purpose Loans"). Depending upon factors similar to those described above regarding the continued listing, public trading, and market quotations of the Shares, it is possible that, following the purchase of the Shares pursuant to the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for Purpose Loans made by brokers.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. This registration may be terminated upon application by BCOP to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by BCOP to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirements of furnishing a proxy statement in connection with shareholders meetings, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of BCOP and persons holding "restricted securities" of BCOP may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act was terminated, the Shares would no longer be "margin securities" or be eligible for NYSE trading. Parent currently intends to cause BCOP to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

12. CONDITIONS OF THE OFFER.

    The Offer is subject to the condition that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer, a majority of the Shares held by the Public Shareholders.

    Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if (i) the Minimum Condition has not been satisfied, or (ii) at any time on or after the date of the Merger Agreement and before the scheduled expiration date of the Offer, any of the following events shall occur or shall have occurred:

        (a) there shall be threatened or pending any suit, action or proceeding by any governmental entity (i) seeking to prohibit or impose any material limitations on Parent's or Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or BCOP's businesses or assets, or to compel Parent or Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of BCOP or Parent and their respective subsidiaries, in each case taken as a whole,
    (ii) challenging the acquisition by Parent or Purchaser of any Shares under the Offer or seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or seeking to obtain from BCOP, Parent or Purchaser any damages that are material in relation to BCOP and its subsidiaries, taken as a whole, (iii) seeking to impose material limitations on the ability of Purchaser, or rendering Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (iv) seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to BCOP's shareholders, or
    (v) which otherwise is reasonably likely to have a material adverse affect on the consolidated financial condition, businesses or results of operations of BCOP and its subsidiaries, taken as a whole; or

        (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through
    (v) of paragraph (a) above; or

        (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the Nasdaq National Market System, for a period in excess of ten consecutive hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the

    United States (whether or not mandatory), (iii) a commencement of a war or other international or national calamity directly involving the United States, (iv) any limitation (whether or not mandatory) by any United States or foreign governmental authority on the extension of credit by banks or other financial institutions, (v) a change in general financial bank or capital market conditions which materially or adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

        (d) there shall have occurred an event or events which in the aggregate have resulted in or are reasonably likely to result in a reduction from 1999 levels in BCOP's revenues of 12% or in BCOP's earnings before interest and taxes of 15% excluding any reduction attributable to any action of BCOP which is approved in writing by the BCOP Board or an officer of Parent; or

        (e) the BCOP Board or any committee thereof (i) shall have withdrawn, modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger,
    (ii) shall have recommended the approval or acceptance of an Acquisition Proposal from, or similar business combination with, a Person other than Parent, Purchaser or their affiliates, or (iii) shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal from, or similar business combination with, a Person other than Parent, Purchaser or their affiliates; or

        (f) any of the representations and warranties of BCOP set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as of the date of the Merger Agreement and as of the scheduled expiration date of the Offer; provided, however, that if failure of a representation or warranty to be true and correct was caused by any affirmative action of Parent, Parent may not rely upon such failure as a basis for not proceeding with the Offer; or

        (g) BCOP shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of BCOP to be performed or complied with by it under the Merger Agreement; provided, however, if the failure to perform or comply was caused by any affirmative action by Parent, Parent may not rely upon such failure as a basis for not proceeding with the Offer; or

        (h) all consents necessary to the consummation of the Offer or the Merger including, without limitation, consents from parties to loans, contracts, leases or other agreements and consents from governmental agencies, whether federal, state or local shall not have been obtained, other than consents the failure to obtain which would not have a material adverse effect on BCOP and its subsidiaries, taken as a whole; or

        (i) the Merger Agreement shall have been terminated in accordance with its terms;

which in the judgment of Parent, reasonably exercised, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

    Except for the Minimum Condition, the foregoing conditions are for the sole benefit of Parent and Purchaser, may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

13. LEGAL MATTERS; REGULATORY APPROVALS.

    GENERAL. Except as described below, Parent and Purchaser are not aware of any license or regulatory permit that appears to be material to the business of BCOP and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares pursuant to the Offer. Likewise, Parent is not aware of any approval or other action by any governmental, administrative or regulatory agency, or authority or public body, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offer. Should any approval or other action be required, it is presently contemplated that the approval or action would be sought except as described below in this Section under "State Takeover Statutes." While, except as otherwise expressly described in this Offer, Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to BCOP's business or that certain parts of BCOP's business might not have to be disposed of if the approvals were not obtained or such other actions were not taken or to obtain any such approval or other action, any of which could cause Purchaser to decline to accept for payment, or pay for, any Shares tendered. Purchaser's obligation under the Offer to accept for payment and pay for shares is subject to the conditions to the Offer (see Section 12 above), including conditions relating to legal matters discussed in this Section 13.

    ANTITRUST. The acquisition of the Shares is exempt from the requirements of the HSR Act and the rules that have been promulgated under that Act by the Federal Trade Commission ("FTC"). The Act exempts the acquisition of voting securities of a company where at least 50% of the voting securities are already owned by the acquiring person. Before the acquisition of the Shares, Parent held approximately 81% of the voting securities of BCOP.

    STATE TAKEOVER STATUTES. BCOP is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested shareholder" (generally, a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate of that person) from engaging in a "business combination" (defined to include mergers and other transactions) with a Delaware corporation for a period of three years following the date such person became an interested shareholder unless, among other things, before that date the board of directors of the corporation approved either the business combination or the transaction in which the interested director became an interested shareholder. Parent became an interested shareholder on April 1, 1995, in connection with the initial public offering of BCOP. Accordingly, Section 203 does not apply to the Offer and the Merger.

    A number of states have adopted "takeover" statutes that purport to apply to attempts to acquire corporations that are incorporated in those states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices, or places of business in such states. In EDGAR V. MITE CORPORATION, the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that the corporation has a substantial number of shareholders in the state and is incorporated there.

    BCOP, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover statutes. Purchaser does not know whether any of these statutes will, by their terms, apply to the Offer, and has not complied with any such statutes. To the extent that the provisions of these statutes purport to apply to the Offer, Purchaser believes there are reasonable bases for contesting such statutes. If any person should seek to apply any state takeover statute, Purchaser would take such action as then appears desirable, which action may include challenging the validity or applicability of any such statute in appropriate court proceedings. If it is asserted that one or more takeover statutes apply to the Offer and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, Purchaser might be required to file information with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to purchase or pay for shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for payment, or pay for, Shares tendered pursuant to the Offer.

14. FEES AND EXPENSES.

    Except as otherwise provided herein, all fees and expenses incurred in connection with the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby will be paid by the party incurring such fees and expenses, except that Parent will pay for all fees and expenses relating to the filing, printing and mailing of the documents in connection with the Offer and the Schedule 14D-9.

    Purchaser has retained D. F. King & Co., Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, fax and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials to the beneficial owners of shares. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

    Purchaser has retained the Shareholder Services Department of Parent, which is BCOP's transfer agent, to serve as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will not charge a fee for its services.

    Estimated fees and expenses to be incurred in connection with the Offer and the Merger are as follows:

Special Committee's Financial Advisor's Fees................  $2,000,000
Parent's Financial Advisor Fees.............................   2,000,000
Special Committee's Legal Fees..............................     125,000
Parent's Legal and Accounting Fees..........................     500,000
Printing, Information Agent and Mailing Costs...............      75,000
Special Committee Fees......................................      85,000
Filing Fees.................................................      48,000
Miscellaneous...............................................      50,000
    Total...................................................  $4,883,000

    Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Parent for customary mailing and handling expenses incurred by them in forwarding interest to their customer.

15. MISCELLANEOUS.

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky, or other laws of such jurisdiction. Purchaser may, in its discretion, however, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in any such jurisdiction. In any jurisdiction where the securities, blue sky, or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED IN THIS OFFER OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, THAT INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Parent and Purchaser have filed with the Commission a Tender Offer Statement on Schedule TO and BCOP has filed with the Commission a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits in each case, pursuant to Regulation M-A and Rule 14d-9, respectively, under the Exchange Act, furnishing certain additional information with respect to the Offer. Such Schedules and any amendments thereto, including exhibits, are available for inspection and copies can be obtained in the same manner set forth in "THE OFFER--Certain Information Concerning BCOP" and "THE OFFER--Certain Information Concerning Parent and Purchaser" of this Offer to Purchase (except that such material will not be available at the regional offices of the Commission).

                                          Boise Acquisition Corporation

March 22, 2000

                                   SCHEDULE I

                             INFORMATION CONCERNING
                        DIRECTORS AND EXECUTIVE OFFICERS
                            OF PARENT AND PURCHASER

    DIRECTORS, EXECUTIVE OFFICERS AND MANAGERS OF PURCHASER AND PARENT. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of the directors and executive officers of Purchaser and Parent. Individuals serving as directors or officers of both Purchaser and Parent are denoted with an asterisk (*). Unless otherwise indicated, each person is a citizen of the United States with a principal business address of 1111 West Jefferson Street, Boise, ID 83702.

                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                     MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
----                                     ----------------------------------------------
Phillip J. Carroll                       Mr. Carroll is a director of Parent and has held this
                                         position since 1997. Mr. Carroll is chairman of the board
                                         and chief executive officer of Fluor Corporation and has
                                         held these positions since 1998. Fluor Corporation is a
                                         global engineering, construction, maintenance and
                                         diversified services company, and its principal business
                                         address is One Enterprise Drive, Aliso Viejo, CA 92656.
                                         From 1993 to 1998, Mr. Carroll was president and chief
                                         executive officer of Shell Oil Company. Shell Oil Company
                                         is an integrated petroleum company, and its principal
                                         business address is 910 Louisiana St., Houston, TX
                                         77002-4904.

Rakesh Gangwal                           Mr. Gangwal is a director of Parent and has held this
                                         position since 1998. Mr. Gangwal is president and chief
                                         executive officer of US Airways Group, Inc. and US
                                         Airways, Inc., and has held these positions since 1998.
                                         From 1996 to 1998, Mr. Gangwal was president and chief
                                         operating officer of US Airways Group, Inc., and US
                                         Airways, Inc. US Airways Group, Inc. is the parent
                                         corporation of US Airways' mainline jet and express
                                         divisions as well as several related companies, all in the air transportation industry. US Airways, Inc., is the main operating arm of US Airways Group. The primary business
                                         address for both US Airways Group, Inc., and US Airways,
                                         Inc. is 2345 Crystal Drive, 8(th) Floor, Arlington, VA
                                         22227. From 1994 to 1996, Mr. Gangwal was executive vice
                                         president of planning and development of Air France. Air
                                         France is an international airline, and its principal
                                         business address in the United States is 125 West 55(th)
                                         Street, New York, NY 10019-5384.

Edward E. Hagenlocker                    Mr. Hagenlocker is a director of Parent and has held this
                                         position since 1998. Since 1999, Mr. Hagenlocker has been
                                         self-employed as a consultant. His primary business
                                         address is 1400 North Woodward Ave., Suite 165,
                                         Bloomfield, MI 48304. From 1996 to 1998, Mr. Hagenlocker
                                         was vice-chairman of Ford Motor Company, an automotive
                                         manufacturer. From 1994 to 1996, Mr. Hagenlocker was
                                         president--automotive operations of Ford Motor Company.
                                         The primary business address of Ford Motor Company is
                                         American Road, P.O. Box 1899, Dearborn, MI 48121.

                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                     MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
----                                     ----------------------------------------------
Robert K. Jaedicke                       Mr. Jaedicke is a director of Parent and has held this
                                         position since 1983. Mr. Jaedicke is professor (emeritus)
                                         of accounting at Stanford University Graduate School of
                                         Business and has held this position since 1961. Stanford
                                         University is an educational institution, and its primary
                                         business address is Stanford University, Graduate School
                                         of Business, Stanford, CA 94305.

Donald S. Macdonald                      Mr. Macdonald is a director of Parent and has held this
                                         position since 1996. His primary business address is 27
                                         Marlborough Ave., Toronto, Ontario, M5R1XS, Canada. From
                                         1991 until his retirement on Febraury 29, 2000, Mr.
                                         Macdonald was of counsel to McCarthy, Tetrault. McCarthy,
                                         Tetrault is a law firm, and its primary business address
                                         is Suite 4700, Toronto Dominion Bank Tower,
                                         Toronto-Dominion Centre, Toronto, Ontario M5K 1E6, Canada.
                                         Mr. Macdonald is a Canadian citizen.

Gary G. Michael                          Mr. Michael is a director of Parent and has held this
                                         position since 1997. Mr. Michael is chairman of the board
                                         and chief executive officer of Albertson's, Inc., and has
                                         held these positions since 1991. Albertson's, Inc. is a
                                         retail food and drug company, and its primary business
                                         address is P.O. Box 20, Boise, ID 83726.

A. William Reynolds                      Mr. Reynolds is a director of Parent and has held this
                                         position since 1989. Mr. Reynolds is also a director of
                                         BCOP and has held this position since 1995. Mr. Reynolds
                                         is chief executive of Old Mill Group and has held this
                                         position since 1995. Old Mill Group is a private
                                         investment firm, and its primary business address is 1696
                                         Georgetown Road., Unit E, Hudson, OH 44236. From 1987 to
                                         1995, and from 1985 to 1994, Mr. Reynolds was chairman and chief executive officer, respectively, of GenCorp, Inc.
                                         GenCorp, Inc. is a diversified manufacturing and services
                                         company, and its primary business address is 175 Ghent
                                         Road, Fairlawn, OH 44313-3300.

Francesca Ruiz de Luzuriaga              Ms. Ruiz de Luzuriaga is a director of Parent and has held this position since 1998. Ms. Ruiz de Luzuriaga is chief
                                         operating officer of Mattel Interactive and has held this
                                         position since 1999. Mattel Interactive, a subsidiary of
                                         Mattel, Inc., is a software manufacturer, and its primary
                                         business address is 500 Redwood Blvd., Novato, CA 94947.
                                         From 1997 to 1999, and from 1995 to 1997, Ms. Ruiz de
                                         Luzuriaga was executive vice president of worldwide
                                         business planning and resources and executive vice
                                         president and chief financial officer, respectively, of
                                         Mattel, Inc. Mattel, Inc., is a toy manufacturer, and its
                                         primary business address is 333 Continental Blvd.,
                                         MI-1530, El Segundo, CA 90245.

Jane E. Shaw                             Ms. Shaw is a director of Parent and has held this
                                         position since 1994. Ms. Shaw is chairman of the board and chief executive officer of AeroGen, Inc. and has held
                                         these positions since 1998. AeroGen, Inc. is a private
                                         company specializing in the development of pulmonary drug
                                         delivery systems. Ms. Shaw is

                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                     MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
----                                     ----------------------------------------------
                                         also the founder of The Stable Network. Organized in 1995,
                                         The Stable Network is a biopharmaceutical consulting
                                         company, and its primary business address is 1040 Noel
                                         Drive, Suite 107, Menlo Park, CA 94025.

Frank A. Shrontz                         Mr. Shrontz is a director of Parent and has held this
                                         position since 1989. Mr. Schrontz is chairman emeritus of
                                         The Boeing Company and has held this position since 1996.
                                         From 1986 to 1996, and from 1988 to 1997, Mr. Shrontz was
                                         chief executive officer and chairman of the board,
                                         respectively, of The Boeing Company. The Boeing Company is an aerospace company, and its primary business address is
                                         7755 East Marginal Way, South, Seattle, WA 98108.

Carolyn M. Ticknor                       Ms. Ticknor is a director of Parent and has held this
                                         position since February 2000. Ms. Ticknor has been vice
                                         president, since 1995, and president of imaging and
                                         printing systems division, since 1999, of Hewlett-Packard
                                         Company. From 1994 to 1999, Ms. Ticknor was general
                                         manager of LaserJet imaging systems of Hewlett-Packard
                                         Company. Hewlett-Packard Company is a global provider of
                                         computing, printing and imaging products and services, and the primary business address for its imaging and printing
                                         systems operations is P.O. Box 15, MS 264, Boise, ID
                                         83707.

Ward W. Woods, Jr.                       Mr. Woods is a director of Parent and has held this
                                         position since 1992. Mr. Woods is a member of the general
                                         partner of Bessemer Holdings, L.P., and special partner of
                                         Bessemer Partners & Co. and has held these positions since
                                         1999. From 1989 to 1999, Mr. Woods was president and chief executive officer of Bessemer Securities, LLC. Bessemer
                                         Holdings, L.P., Bessemer Partners & Co., and Bessemer
                                         Securities, LLC are investment companies and their primary business address is 630 Fifth Avenue, 39(th) Floor, New
                                         York, NY 10111.

George J. Harad                          Mr. Harad has been a director of Parent since 1991 and
                                         chairman of the board of directors and chief executive
                                         officer of Parent since 1995. From 1994 to 1995, Mr. Harad was president and chief executive officer of Parent. Mr.
                                         Harad is also chairman of the board of BCOP and has held
                                         this position since 1995.

John C. Bender                           Mr. Bender is senior vice president of building products
                                         of Parent and has held this position since 1999. From 1993 to 1999, Mr. Bender was vice president of operations,
                                         timber and wood products division, of Parent.

Theodore Crumley*                        Mr. Crumley is senior vice president and chief financial
                                         officer of Parent and has held these positions since 1994.
                                         Mr. Crumley is also vice president of Purchaser and has
                                         held that position since 2000. Mr. Crumley is also a
                                         director of BCOP and has held this position since 1995.

                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                     MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
----                                     ----------------------------------------------
A. Ben Groce                             Mr. Groce is senior vice president, manufacturing, paper
                                         division, of Parent and has held this position since 1987.

John W. Holleran*                        Mr. Holleran is senior vice president, human resources,
                                         and general counsel of Parent and has held these positions since 1999. Mr. Holleran is also president and a director
                                         of Purchaser and has held these positions since 2000. From
                                         1996 to 1998, and from 1991 to 1996, Mr. Holleran was
                                         senior vice president and general counsel and vice
                                         president and general counsel, respectively, of Parent. He is also general counsel of BCOP and has held this position since 1995.

Christopher C. Milliken                  Mr. Milliken is senior vice president of Parent and has
                                         held that position since 1995. Mr. Milliken is also
                                         president and chief executive officer of BCOP and has held those positions since 1998. From 1995 to 1998, and from
                                         1990 to 1995, Mr. Milliken was senior vice president of
                                         operations, and eastern region manager, respectively, of
                                         BCOP.

N. David Spence                          Mr. Spence is senior vice president and general manager,
                                         paper division, of Parent and has held these positions
                                         since 1991.

A. James Balkins                         Mr. Balkins is vice president of Parent and has held that
                                         position since 1994. Mr. Balkins is also senior vice
                                         president, chief financial officer and treasurer of BCOP
                                         and has held those positions since 1998. From 1996 to
                                         1998, and from 1991 to 1997, Mr. Balkins was vice
                                         president of corporate planning and development and
                                         associate general counsel and corporate secretary,
                                         respectively, of Parent.

Stanley R. Bell                          Mr. Bell is vice president and general manager, building
                                         materials distribution division, of Parent and has held
                                         these positions since 1993.

Charles D. Blencke                       Mr. Blencke is vice president of Louisiana operations,
                                         paper division, of Parent and has held this position since
                                         1992. The primary business address for Parent's Louisiana
                                         operations is P.O. Box 1060, DeRidder, LA 70634-1060.

Thomas E. Carlile*                       Mr. Carlile is vice president and controller of Parent and has held these positions since 1994. Mr. Carlile is also
                                         vice president of Purchaser and has held that position
                                         since 2000.

Graham L. Covington                      Mr. Covington is vice president of marketing and sales,
                                         paper division, of Parent and has held this position since
                                         1998. From 1996 to 1998, and from 1985 to 1996, Mr.
                                         Covington was business manager, paper division, and
                                         general sales manager II, paper division, respectively, of
                                         Parent. The primary business address for Parent's paper
                                         division is 1800 SW First Avenue, Suite 300, Portland, OR
                                         97201-5324.

Karen E. Gowland*                        Ms. Gowland is associate general counsel of Parent and has held this position since 1989, and is vice president and
                                         corporate secretary of Parent and has held these positions since 1997. Ms.

                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                     MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
----                                     ----------------------------------------------
                                         Gowland is also vice president and secretary of Purchaser
                                         and has held these positions since 2000.

Vincent T. Hannity                       Mr. Hannity is vice president of corporate communications
                                         and investor relations of Parent and has held this
                                         position since 1996. From 1984 to 1996, Mr. Hannity was
                                         director of investor relations of Parent.

Guy G. Hurlbutt                          Mr. Hurlbutt is vice president of public policy and
                                         environment of Parent and has held this position since
                                         1998. From 1997 to 1998, and from 1984 to 1997, Mr.
                                         Hurlbutt was director of environmental affairs and
                                         associate general counsel, respectively, of Parent.

Irving Littman*                          Mr. Littman is vice president and treasurer of Parent and
                                         has held these positions since 1986. Mr. Littman is also
                                         vice president and treasurer of Purchaser and has held
                                         those positions since 2000.

Richard W. Merson                        Mr. Merson is vice president of Alabama operations, paper
                                         division, of Parent and has held this position since 1997.
                                         From 1993 to 1997, Mr. Merson was regional manager, paper
                                         division, of Parent. The primary business address of
                                         Parent's Alabama operations is 307 West Industrial Road,
                                         Jackson, AL 36545-3499.

Carol B. Moerdyk                         Ms. Moerdyk is vice president of Parent and has held that
                                         position since 1990. Ms. Moerdyk is also senior vice
                                         president of North American and Australian contract
                                         operations of BCOP and has held that position since 1998.
                                         From 1995 to 1998, and from 1992 to 1995, Ms. Moerdyk was
                                         senior vice president and chief financial officer and vice president of office products distribution, respectively,
                                         of BCOP.

David A. New                             Mr. New is vice president of timberland resources of
                                         Parent and has held this position since 1997. From 1995 to
                                         1997, Mr. New was technical manager of forestry, pulp and
                                         paper, Southeast Asia group, of Fletcher Challenge
                                         Limited. From 1992 to 1995, Mr. New was general manager of technical services, of Tasman Forestry, Ltd., a subsidiary of Fletcher Challenge Limited. Fletcher Challenge Limited
                                         is a New Zealand-based international company with
                                         operations in building, energy, forests and paper and its
                                         primary business address is Private Bag 92 114, Auckland,
                                         New Zealand.

                                                                       EXHIBIT A

                                                                  March 12, 2000

Special Committee of the Board of Directors
Boise Cascade Office Products Corporation
800 West Bryn Mawr Avenue
Itasca, Illinois 60143-1594

Dear Sirs:

    You have asked us to advise you with respect to the fairness of the stockholders of Boise Cascade Office Products Corporation (the "Company"), other than Boise Cascade Corporation (the "Acquiror") and its affiliates, from a financial point of view, of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of March 12, 2000 (the "Merger Agreement"), among the Company, the Acquiror and Boise Acquisition Corporation, a Delaware Corporation, which is a wholly owned subsidiary of the Acquiror (the "Sub"). Upon the terms and subject to the conditions of the Merger Agreement (i) the Acquiror will commence a tender offer (the "Offer") for all issued and outstanding shares of common stock, par value $0.01 per share, of the Company not beneficially owned by the Acquiror or Sub (the "Shares") at a price of $16.50 per share in cash (the "Consideration") and
(ii) following consummation of the Offer, Sub will be merged with and into the Company (the "Merger") and each outstanding Share not acquired in the Offer will be converted into the right to receive the Consideration (the Offer and the Merger, together, the "Transaction").

    In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company, as well as the Merger Agreement. We have also reviewed certain other information, including financial forecasts, provided to or discussed with us by the Company, and have met with the Company's management to discuss the business and prospects of the Company.

    In arriving at our opinion, we have also considered certain financial and stock market data of the Company, and we have compared those data with similar data for other publicly held companies in businesses similar to the Company and we have considered, to the extent publicly available, the premiums paid in certain other going private transactions effected by a controlling stockholder and other transactions which have recently been proposed or effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

    In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have been advised, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

    We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion.

    In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and the Acquiror for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    It is understood that this letter is for the information of the Special committee of the Board of Directors of the Company in connection with its consideration of the Transaction, does not constitute a recommendation to any stockholder as to whether to tender in the Offer or how such stockholder should vote or act on any matter relating to the Merger and is not to be equated or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the stockholders of the Company in the Transaction is fair to such stockholders, other than the Acquiror and its affiliates, from a financial point of view.

                                          Very truly yours,

                                          Credit Suisse First Boston Corporation

                                                                       EXHIBIT B

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                           BOISE CASCADE CORPORATION,
                   BOISE CASCADE OFFICE PRODUCTS CORPORATION,
                                      AND
                         BOISE ACQUISITION CORPORATION
                           DATED AS OF MARCH 12, 2000

                               TABLE OF CONTENTS

ARTICLE I
THE OFFER.................................................................   B-1
Section 1.01  THE OFFER...................................................   B-1
Section 1.02  COMPANY ACTION..............................................   B-2

ARTICLE II
THE MERGER................................................................   B-3
Section 2.01  THE MERGER..................................................   B-3
Section 2.02  EFFECTIVE TIME..............................................   B-4
Section 2.03  CLOSING.....................................................   B-4
Section 2.04  CERTIFICATE OF INCORPORATION; BY-LAWS; OFFICERS AND
              DIRECTORS...................................................   B-4
Section 2.05  CONVERSION OF SHARES........................................   B-4
Section 2.06  DISSENTING SHARES...........................................   B-5
Section 2.07  TREATMENT OF OPTIONS........................................   B-5
Section 2.08  EXCHANGE OF CERTIFICATES....................................   B-5

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............................   B-7
Section 3.01  CAPITALIZATION..............................................   B-7
Section 3.02  AUTHORIZATION...............................................   B-7
Section 3.03  FAIRNESS OPINION AND APPROVAL BY THE SPECIAL COMMITTEE......   B-7
Section 3.04  SEC REPORTS.................................................   B-8
Section 3.05  OFFER DOCUMENTS.............................................   B-8
Section 3.06  COMPLIANCE WITH APPLICABLE LAWS.............................   B-8
Section 3.07  BROKERS AND FINDERS.........................................   B-8

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER................   B-8
Section 4.01  ORGANIZATION................................................   B-8
Section 4.02  AUTHORIZATION...............................................   B-9
Section 4.03  NO VIOLATIONS; CONSENTS AND APPROVALS.......................   B-9
Section 4.04  SCHEDULE TO.................................................  B-10
Section 4.05  BROKERS AND FINDERS.........................................  B-10
Section 4.06  LITIGATION..................................................  B-10
Section 4.07  FINANCING...................................................  B-10

ARTICLE V
CERTAIN COVENANTS AND AGREEMENTS..........................................  B-10
Section 5.01  CONDUCT OF BUSINESS.........................................  B-10
Section 5.02  ANNOUNCEMENT................................................  B-11
Section 5.03  NO SOLICITATION.............................................  B-11
Section 5.04  NOTIFICATION OF CERTAIN MATTERS.............................  B-12
Section 5.05  DIRECTORS' AND OFFICERS' INDEMNIFICATION....................  B-12
Section 5.06  ACCESS......................................................  B-12
Section 5.07  REASONABLE BEST EFFORTS.....................................  B-13
Section 5.08  PURCHASER COMPLIANCE........................................  B-13
Section 5.09  OBLIGATION OF PARENT........................................  B-13

ARTICLE VI
CONDITIONS PRECEDENT......................................................  B-13
Section 6.01  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
              MERGER......................................................  B-13
Section 6.02  CONDITIONS TO THE OBLIGATIONS OF PARENT AND THE PURCHASER TO
              EFFECT THE MERGER...........................................  B-13

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER.........................................  B-14
Section 7.01  TERMINATION.................................................  B-14
Section 7.02  EFFECT OF TERMINATION.......................................  B-15
Section 7.03  AMENDMENT...................................................  B-15
Section 7.04  WAIVER......................................................  B-15

ARTICLE VIII
MISCELLANEOUS.............................................................  B-15
Section 8.01  NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES...............  B-15
Section 8.02  EXPENSES....................................................  B-15
Section 8.03  APPLICABLE LAW..............................................  B-16
Section 8.04  NOTICES.....................................................  B-16
Section 8.05  ENTIRE AGREEMENT............................................  B-17
Section 8.06  ASSIGNMENT..................................................  B-17
Section 8.07  HEADINGS; REFERENCES........................................  B-17
Section 8.08  COUNTERPARTS................................................  B-17
Section 8.09  NO THIRD PARTY BENEFICIARIES................................  B-17
Section 8.10  SEVERABILITY; ENFORCEMENT...................................  B-18
Section 8.11  CERTAIN DEFINITIONS.........................................  B-18
              Annex A                                                       B-19

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER dated as of March 12, 2000 (the "Agreement") among Boise Cascade Corporation, a Delaware corporation ("Parent"), Boise Cascade Office Products Corporation, a Delaware corporation ("the Company"), and Boise Acquisition Corporation, a Delaware corporation, and a wholly-owned subsidiary of Parent (the "Purchaser").

    WHEREAS, Parent beneficially owns approximately 81.2% of the common stock, par value $0.01 per share, of the Company ("the Company Common Stock");

    WHEREAS, Parent has proposed that the Purchaser acquire all of the issued and outstanding shares of the Company Common Stock not beneficially owned by Parent or the Purchaser (the "Shares");

    WHEREAS, the Board of Directors of the Company, upon recommendation of a committee comprised of the three independent directors of the Company's Board of Directors (the "Special Committee"), has determined that the consideration to be paid for each Share in the Offer (as defined below) and the Merger (as defined below) is fair to the holders of the Shares and that it is advisable and in the best interests of the stockholders of the Company to approve Parent's proposed acquisition and has unanimously voted (i) to recommend that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer and
(ii) to approve the merger of the Purchaser with and into the Company, with the Company being the surviving corporation, in accordance with the General Corporation Law of the State of Delaware (the "DGCL") following consummation of the Offer (the "Merger"); and

    WHEREAS, it is proposed that Parent make a cash tender offer (the "Offer") in compliance with the applicable provisions of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated under that Act to acquire all the issued and outstanding Shares for $16.50 per Share (such amount, or any greater amount per share paid pursuant to the Offer, being referred to as the "Per Share Amount") net to the seller in cash, upon the terms and subject to the conditions of this Agreement. The Offer will be followed by the Merger, pursuant to which each then-issued and outstanding Share not beneficially owned by Parent or the Purchaser will be converted into the right to receive the Per Share Amount, upon the terms and subject to the conditions provided in this Agreement; and

    NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I
                                   THE OFFER

SECTION 1.01  THE OFFER.

    (a) Unless this Agreement has been terminated in accordance with
Article VII, Parent, Purchaser and the Company shall use their reasonable best efforts to complete and file the Offer Documents, as defined below, and Schedule 14D-9 and commence the Offer as promptly as practicable but in no event later than fourteen days from the date hereof. The Offer shall be scheduled to expire at 5:00 p.m., New York City time on the 21st business day following commencement of the Offer (the "Initial Expiration Date").

    The Purchaser shall use reasonable best efforts to consummate the Offer in accordance with its terms and to accept for payment Shares tendered pursuant to the Offer as soon as legally permitted to do so under applicable law and shall pay for tendered Shares as soon as practical, subject to:

        (i) the condition that pursuant to the Offer, there shall have been validly tendered and not withdrawn before the Offer expires the number of Shares which constitutes at least a majority of the outstanding Shares not beneficially owned by Parent or Purchaser immediately prior to the expiration of the Offer (the "Minimum Condition"); and

        (ii) the other conditions set forth in Annex A to this Agreement.

    (b) The Offer shall be made by means of the Offer to Purchase (as defined below) and shall be subject to the Minimum Condition and the other conditions set forth in Annex A to this Agreement and shall reflect, as appropriate, the other terms set forth in this Agreement. The Purchaser expressly reserves the right to increase the amount it offers to pay per Share in the Offer and to extend the Offer to the extent required by law in connection with such an increase, in each case without the consent of the Company. Without the prior written consent of the Special Committee, Parent will not:

        (i) decrease the Offer Price;

        (ii) change the number of Shares to be purchased in the Offer;

       (iii) change the form of the consideration payable in the Offer;

        (iv) amend or waive the Minimum Condition; or

        (v) make any other change in the terms or conditions of the Offer which is adverse to the holders of Shares.

    (c) If, on the Initial Expiration Date, all conditions to the Offer will not have been satisfied or waived, the Purchaser may, from time to time, in its sole discretion, extend the expiration date; provided, however, that the Offer shall not be extended beyond June 30, 2000.

    The Per Share Amount shall, subject to any applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer.

    (d) As soon as reasonably practicable on the date of commencement of the Offer, Parent shall file with the Securities and Exchange Commission (the "SEC") a combined Schedule TO and Schedule 13E-3 under cover of Schedule TO. (The combined Schedule TO and Schedule 13E-3, together with all exhibits and amendments, is collectively referred to as "Schedule TO.")

    The Schedule TO shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and the form of the related letter of transmittal (the Schedule TO, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents").

    Parent, the Purchaser and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become materially incorrect or misleading, and Parent and the Purchaser further agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to the holders of Shares, in each case as and to the extent required by applicable law.

    The Company, the Special Committee and their respective counsel shall be given the opportunity to review and comment on the Offer Documents and any amendments to the Offer Documents before they are filed with the SEC. Parent and the Purchaser shall provide the Company, the Special Committee and their respective counsel with a copy of any written comments or telephonic notification of any oral comments from the SEC or its staff with respect to the Offer Documents promptly after the comments are received.

SECTION 1.02  COMPANY ACTION.

    (a) The Company consents to the Offer and represents that:

        (i) the Special Committee and the Company Board of Directors at meetings duly called and held on March 10, 2000, have each, by unanimous vote of all directors present and voting;

           (A) determined that the Offer and the Merger are advisable, fair to and in the best interests of the stockholders of the Company (other than Parent and the Purchaser);

           (B) approved this Agreement and the transactions contemplated by this Agreement; and

           (C) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer; provided that such recommendation may be withdrawn, modified or amended to the extent the Board of Directors, upon recommendation of the Special Committee, determines in good faith after consultation with independent legal counsel that its failure to take such action would violate the fiduciary duties of the Board of Directors under applicable law; and

        (ii) Credit Suisse First Boston ("Advisor") has delivered to the Special Committee a written opinion that, based on, and subject to, the various assumptions and qualifications set forth in that opinion, as of the date of this Agreement, the consideration to be received by the holders of Shares (other than Parent and the Purchaser) pursuant to the Offer and the Merger is fair to such holders from a financial point of view. A copy of the opinion has been provided to Parent, and the Company has been authorized by Advisor to include the opinion in its entirety, in the Offer Documents; provided, however that any description of the content of the opinion shall be approved by the Advisor, which approval will not be unreasonably withheld. The Company consents to the inclusion in the Offer Documents of the recommendations of the Special Committee and the Company Board of Directors described above, provided the exact text of any such statement be first approved by counsel to the committee.

    (b) On the same day as Parent first files the Schedule TO with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 (together with all amendments, supplements, and exhibits, the "Schedule 14D-9") containing the recommendations of the Special Committee and the Company Board of Directors described in Section 1.02(a) and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable federal securities laws or regulations. The Company, Parent and the Purchaser agree to promptly correct any information provided by any of them for use in the Schedule 14D-9 which has become materially incorrect or misleading. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given the opportunity to review and comment on the Schedule 14D-9 and any amendments to such Schedule before it is filed with the SEC. The Company shall provide Parent and its counsel with a copy of any written comments or telephonic notification of any oral comments the Company may receive from the SEC with respect to the Schedule 14D-9 promptly after it is received.

    (c) In connection with the transactions contemplated by this Agreement, the Company shall promptly furnish Parent with any information, including, without limitation, mailing labels, updated shareholder listings, security position listings, and such other information and assistance as Parent, the Purchaser or their agents may reasonably request in connection with the Offer and the Merger.

                                   ARTICLE II
                                   THE MERGER

SECTION 2.01  THE MERGER.

    At the Effective Time, upon the terms and subject to the conditions in this Agreement and in accordance with the DGCL, the Purchaser shall be merged with and into the Company, the separate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). The Merger shall have the effects as provided by the DGCL and other applicable law.

SECTION 2.02  EFFECTIVE TIME.

    On the Closing Date, the parties shall file with the Secretary of State of the State of Delaware, a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as is permissible under the DGCL and as Parent and the Company shall agree and as specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

SECTION 2.03  CLOSING.

    The closing of the Merger (the "Closing") will take place at the headquarters of Parent in Boise, Idaho, on the day immediately following the satisfaction of the conditions provided in Article VI, or at such other date and place as the Company and Parent shall agree (the "Closing Date").

SECTION 2.04  CERTIFICATE OF INCORPORATION; BY-LAWS; OFFICERS AND DIRECTORS.

    Pursuant to the Merger:

    (a) the Certificate of Incorporation and By-laws of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and By-laws of the Surviving Corporation following the Merger until thereafter changed or amended as provided therein and with applicable law;

    (b) the directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation following the Merger and until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified; and

    (c) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified.

SECTION 2.05  CONVERSION OF SHARES.

    As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, the Purchaser or the holders of any Shares:

    (a) SHARES OF THE PURCHASER. Each share of common stock of the Purchaser which is issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation;

    (b) CAPITAL STOCK OF THE COMPANY. Subject to Sections 2.05(c) and 2.06, each share of the Company Common Stock which is issued and outstanding immediately prior to the Effective Time shall be converted into and become a right to receive the Per Share Amount in cash and shall automatically be canceled and retired and shall cease to exist. Each holder of a certificate representing any such shares of the Company Common Stock shall, to the extent such certificate represents such shares, cease to have any rights with respect to such shares, except the right to receive the Per Share Amount allocable to the shares represented by such certificate upon surrender of such certificate in accordance with Section 2.08.

    (c) CANCELLATION OF TREASURY STOCK AND PARENT-OWNED STOCK. Any shares of the Company Common Stock that are owned immediately prior to the Effective Time by the

Company as treasury stock and each Share owned by Parent, Purchaser or any other wholly-owned subsidiary of Parent, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such shares. Each holder of a certificate representing any such shares shall cease to have any rights with respect to such shares.

SECTION 2.06  DISSENTING SHARES.

    Notwithstanding anything in this Agreement to the contrary, shares of the Company Common Stock outstanding immediately prior to the Effective Time and which are held by a stockholder who has properly exercised appraisal rights thereto, in accordance with Section 262 of the DGCL ("Dissenting Shares") shall not be converted into a right to receive the Per Share Amount, unless such holder fails to perfect or withdraws or otherwise loses such holder's right to appraisal, if any. If, after the Effective Time, such holder fails to perfect or withdraws or loses any such right to appraisal, each such share of such holder shall be treated as a share that had been converted as of the Effective Time into the right to receive the Per Share Amount, without interest, in accordance with Section 2.05(b). The Company shall give Parent:

    (a) prompt notice of any demands for appraisal of any shares of the Company Common Stock received by the Company; and

    (b) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

SECTION 2.07  TREATMENT OF OPTIONS.

    Prior to the Effective Time, the Company will attempt in good faith to provide that, at the Effective Time, each option to purchase shares of the Company Common Stock (a "Stock Option") granted under either the 1995 Key Executive Stock Option Plan or the Company's Directors' Stock Option Plan will be cancelled. In exchange for each Stock Option, the holder will be entitled to receive from the Company, for each share of the Company Common Stock subject to the Stock Option, a cash payment equal to the excess, if any, of the Per Share Amount over the applicable exercise price.

SECTION 2.08  EXCHANGE OF CERTIFICATES.

    (a) EXCHANGE AGENT. The Shareholders Services Department of Parent shall be appointed to act as exchange agent (the "Exchange Agent") for the payment of the Per Share Amount for the holders of the Shares. As of the Effective Time, Parent shall have deposited with the Exchange Agent, for the benefit of the holders of shares of the Company Common Stock, for exchange in accordance with this Section 2.08, the aggregate amount of cash payable pursuant to Section 2.05(b) hereof in exchange for outstanding shares of the Company Common Stock and for the option cash-out pursuant to 2.07 (the "Exchange Fund").

    (b) EXCHANGE PROCEDURES. Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of the Company Common Stock whose shares were converted into the right to receive cash pursuant to Section 2.05(b) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing such shares of the Company Common Stock shall pass, only upon delivery of the certificates representing such shares of the Company Common Stock to the Exchange Agent and shall be in such form and have such other provisions as the Exchange Agent may reasonably specify), and instructions for use in effecting the surrender of the certificates representing such shares of the Company Common Stock, in exchange for the Per Share Amount. Upon surrender to the Exchange Agent of a certificate or certificates representing shares of the Company Common Stock and acceptance thereof by the Exchange Agent, the holder thereof shall be entitled to the amount of cash into which the number of shares of the Company Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of the Company Common Stock and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of the Per Share Amount allocable to the shares of the Company Common Stock represented by such certificate or certificates to the record holder. If any Per Share Amount is to be remitted to a name other than that in which the certificate for the Company Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Company or its transfer agent any transfer or other taxes required by reason of the payment of the Per Share Amount to a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Company or its transfer agent that the tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.08, each certificate for shares of the Company Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the Per Share Amount allocable to the shares represented by such certificates contemplated by Section 2.07(b). No interest will be paid or will accrue on any amount payable as a Per Share Amount. Subject to completion of the documentation referred to above, the Per Share Amount shall be paid at the Effective Time to holders of the Company Common Stock.

    (c) NO FURTHER OWNERSHIP RIGHTS IN THE COMPANY STOCK. The Per Share Amount paid upon the surrender for exchange of certificates representing shares of the Company Common Stock in accordance with the terms of this Section 2.08 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of the Company Common Stock represented by such certificates.

    (d) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund (including any interest and other income received by the Exchange Agent in respect of all such funds) which remains undistributed to the holders of the certificates representing shares of the Company Common Stock for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of shares of the Company Common Stock prior to the Merger who have not theretofore complied with this Section 2.08 shall thereafter look only to the Surviving Corporation and Parent and only as general creditors thereof for payment of their claim for the Per Share Amount to which they may be entitled.

    (e) NO LIABILITY. No party to this Agreement shall be liable to any Person (as hereinafter defined) in respect of any amount from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. The term "Person" means any individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

    (f) LOST CERTIFICATES. In the event any certificate or certificates representing shares of the Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate or certificates to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Per Share Amount deliverable in respect thereof as determined in accordance with this Section 2.08, provided that the Person to whom the Per Share Amount is paid shall, as a condition precedent to payment, indemnify Parent in an agreement reasonably satisfactory to it against any claim that may be made against Parent or the Company with respect to the certificate claimed to have been lost, stolen or destroyed.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and the Purchaser as follows:

SECTION 3.01  CAPITALIZATION.

    The authorized capital stock of the Company consists of 200,000,000 shares of the Company Common Stock, of which 65,814,460 shares are issued and outstanding as of the date hereof. To the Knowledge of the Company's senior executive officers, except for the Stock Options, there are no outstanding options, warrants or other rights of any kind to acquire (including preemptive rights) any additional shares of capital stock of the Company or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares, nor is the Company committed to issue any such option, warrant, right or security.

SECTION 3.02  AUTHORIZATION.

    The Company has all requisite corporate power and authority to enter into this Agreement and, subject to any necessary approval of the Merger by the stockholders of the Company, to carry out its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company (other than, if required by the DGCL, the approval of this Agreement and the transactions contemplated hereby by the stockholders of the Company). The Board of Directors of the Company has [unanimously] adopted resolutions approving this Agreement and the Merger, determined that the terms of the Merger are advisable, fair to, and in the best interests of, the Company's stockholders and recommended that the holders of Shares tender their Shares pursuant to the Offer. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and the Purchaser, constitutes the valid and binding obligation of the Company, enforceable against the Company except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

SECTION 3.03  FAIRNESS OPINION AND APPROVAL BY THE SPECIAL COMMITTEE.

    On or prior to the date hereof, the Special Committee:

    (a) approved the terms of this Agreement and the transactions contemplated hereby as they relate to the stockholders (other than Parent, Purchaser or any wholly owned Subsidiary of either of them) of the Company (the "Public Stockholders"), including without limitation the Merger;

    (b) has determined that the Merger and the Offer are advisable, fair to and in the best interests of the Public Stockholders;

    (c) recommended that the Board of Directors of the Company approve and authorize this Agreement and the transactions contemplated by this Agreement; and

    (d) recommended that the Public Stockholders tender their Shares pursuant to the Offer.

    The Special Committee has received the opinion, dated as of March __, 2000, of Advisor to the effect that the consideration to be received by the Public Stockholders in the Merger is fair to such stockholders from a financial point of view. (A copy of the opinion has been delivered to Parent.) Based on such opinion, and such other factors as it deemed relevant, the Special Committee has taken all of the actions set forth in clauses in (a) through (d) above.

SECTION 3.04  SEC REPORTS.

    The Company has filed all reports and schedules required to be filed with the SEC since January 1, 1998 (collectively, the "SEC Reports"). None of the SEC Reports, as of their respective dates, contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the SEC Reports presents fairly the consolidated financial position of the Company and the Subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein present fairly the results of operations and cash flows of the Company and the Subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein.

SECTION 3.05  OFFER DOCUMENTS.

    Neither Schedule 14D-9 nor any of the information supplied by the Company for inclusion or incorporation by reference into the Offer Documents, will, at the respective times the Offer Documents and the Schedule 14D-9 are filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Company makes no representation with respect to any information supplied by Parent, the Purchaser or any of their affiliates (other than the Company and the Subsidiaries) expressly for inclusion in the Offer Documents or Schedule 14D-9.

SECTION 3.06  COMPLIANCE WITH APPLICABLE LAWS.

    Except as disclosed in the SEC Reports, to the Knowledge of the senior executive officers of the Company, the businesses of the Company and the Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which individually or in the aggregate have not had and are not reasonably likely to have a Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of the Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for investigations or reviews which individually or in the aggregate would not have, nor be reasonably likely to have, a Material Adverse Effect.

SECTION 3.07  BROKERS AND FINDERS.

    Other than Advisor, the Company has not employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof. The Company shall pay any fees due to Advisor.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                          OF PARENT AND THE PURCHASER

SECTION 4.01  ORGANIZATION.

    Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

SECTION 4.02  AUTHORIZATION.

    Each of Parent and the Purchaser has all corporate power and authority to enter into this Agreement and to carry out its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Parent and the Purchaser. The Boards of Directors of each of Parent and the Purchaser have approved this Agreement and the Merger. This Agreement has been duly executed and delivered by each of Parent and the Purchaser and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the valid and binding obligation of each of Parent and the Purchaser, enforceable against each of Parent and the Purchaser except as the enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally or by general equitable principles.

SECTION 4.03  NO VIOLATIONS; CONSENTS AND APPROVALS.

    (a) Neither the execution, delivery and performance of this Agreement by Parent and the Purchaser nor the consummation by Parent and the Purchaser of the transactions contemplated hereby will:

        (i) violate any provision of the respective Certificates of Incorporation or By-laws of Parent or the Purchaser;

        (ii) conflict with, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or to the imposition of any lien) under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee or other evidence of indebtedness, lease, license, contract, agreement, plan or other instrument or obligation to which Parent or the Purchaser is a party or by which either of them or any of their assets may be bound; or

       (iii) conflict with or violate any Laws applicable to Parent or the Purchaser or any of their properties or assets; except in the case of clauses (ii) and (iii) for such conflicts, violations, breaches, defaults or liens which individually and in the aggregate would not be reasonably likely to have a material adverse effect on the business, results of operations or financial condition of Parent and the Purchaser, taken as a whole, or materially impair or delay the consummation of the transactions contemplated hereby.

    (b) No filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Entity or any other Person is required in connection with the execution, delivery and performance of this Agreement by Parent or the Purchaser or the consummation by Parent or the Purchaser of the transactions contemplated hereby, except:

        (i) applicable requirements under the Exchange Act;

        (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and

       (iii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made individually and in the aggregate would not have, nor be reasonably likely to have, a material adverse effect on the business, results of operations or financial conditions of Parent and the Purchaser, taken as a whole, or materially impair or delay the consummation of the transactions contemplated hereby.

SECTION 4.04  SCHEDULE TO.

    None of the information supplied or to be supplied in writing by Parent or the Purchaser for inclusion or incorporation by reference in the Schedule TO and the Schedule 14D-9 (and any amendment thereof or supplement thereto), will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No representation is made by Parent or the Purchaser with respect to any information supplied by the Company for inclusion in the Schedule TO or
Schedule 14D-9.

SECTION 4.05  BROKERS AND FINDERS.

    Other than Goldman Sachs & Co., neither Parent nor the Purchaser has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof. The Purchaser shall pay any fees due to Goldman Sachs & Co.

SECTION 4.06  LITIGATION.

    There is no action, suit or proceeding pending or, to the knowledge of Parent or the Purchaser, threatened against Parent or the Purchaser at law, in equity or otherwise, in, before or by any court or governmental agency or authority which would reasonably be likely to have a material adverse effect on the ability of Parent or the Purchaser to perform their respective obligations under this Agreement.

SECTION 4.07  FINANCING.

    Parent will have at the Closing sufficient funds to perform its obligations under this Agreement.

                                   ARTICLE V
                        CERTAIN COVENANTS AND AGREEMENTS

SECTION 5.01  CONDUCT OF BUSINESS.

    From the date of this Agreement to the Effective Time, the Company covenants and agrees to do, and to cause the Subsidiaries to do, except as otherwise expressly contemplated by this Agreement or consented to in writing by Parent, the following:

    (a) ORDINARY COURSE. The Company and each of the Subsidiaries shall operate the businesses conducted by them in the ordinary and usual course and shall use their reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and key employees and preserve their relationships with material customers and suppliers and others having business dealings with them to the end that their goodwill and on-going businesses shall be unimpaired at the Effective Time.

    (b) ACCOUNTING PRINCIPLES; LIABILITIES. The Company shall not, and shall not permit any Subsidiary to:

        (i) change any of the accounting principles or practices used by it, except as may be required as a result of a change in law or in generally accepted accounting principles;

        (ii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, or satisfaction in the ordinary course of business and consistent with past practice.

    (c) EMPLOYEE BENEFITS; EXECUTIVE COMPENSATION. Except for actions made in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any Subsidiary to increase the compensation payable to or become payable to its directors, officers or employees, pay any bonus, grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer or other employees of the Company or any Subsidiary, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, materially change any actuarial assumption or other assumption used to calculate funding obligations with respect to any pension or retirement plan, or change the manner in which contributions to any such plan are made or the basis on which such contributions are determined, except, in each case, as may be required by law or contractual commitments which are existing as of the date of this Agreement.

    (d) OTHER BUSINESS. Except for such actions as may be required by law, the Company shall not, and shall not permit any Subsidiary to, take any action that will result in any of the representations and warranties of the Company set forth in this Agreement becoming untrue or in any of the conditions to the Merger set forth in Article VI not being satisfied.

SECTION 5.02  ANNOUNCEMENT.

    Neither the Company, on the one hand, nor Parent or the Purchaser, on the other hand, shall issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other (which consent shall not be unreasonably withheld), except as may be required by applicable law or stock exchange regulation. Notwithstanding anything in this Section 5.02 to the contrary, Parent, the Purchaser and the Company will, to the extent practicable, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to this Agreement and the transactions contemplated hereby whether or not required by law.

SECTION 5.03  NO SOLICITATION.

    From the date of this Agreement to the Effective Time, the Company covenants and agrees that the Company shall not, nor shall it authorize or permit any of the Subsidiaries or any officer, director, employee, investment banker, attorney or other advisor or representative of the Company or any of the Subsidiaries ("the Company Representatives") to, directly or indirectly:

    (a) solicit, initiate, or encourage the submission of, or approve or recommend, or propose publicly to approve or recommend any Acquisition Proposal (as defined below);

    (b) enter into any agreement with respect to any Acquisition Proposal; or

    (c) solicit, initiate, participate in, or encourage any discussions or negotiations regarding, or furnish to any Person (other than Parent or any of its affiliates or representatives) any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

    Without limiting the foregoing, it is understood that any violation, of which the Company or any of the Subsidiaries had knowledge at the time of such violation, of the restrictions set forth in the immediately preceding sentence by any officer, director, employee, investment banker, attorney, employee, or other advisor or representative of the Company or any of the Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of the Subsidiaries or otherwise, shall be deemed to be a breach of this Section
5.03 by the Company.

    The Company shall promptly advise Parent of any Acquisition Proposal and any inquiries with respect to any Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any proposal for a merger or other business combination involving the Company or any proposal or offer to acquire in any manner, directly or indirectly, any equity interest in the Company or a material portion of the assets of the Company. Nothing contained in this Section 5.03 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

SECTION 5.04  NOTIFICATION OF CERTAIN MATTERS.

    The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of:

    (a) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time; and

    (b) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, provided, however, that the delivery of any notice pursuant to this Section 5.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 5.05  DIRECTORS' AND OFFICERS' INDEMNIFICATION.

    (a) Parent shall cause the certificate of incorporation and the By-laws of the Surviving Corporation to contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Certificate of Incorporation and By-Laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law. Parent hereby guarantees the payment obligations of the Surviving Corporation arising from the indemnification and exculpation provisions referred to in the preceding sentence.

    (b) Parent or the Surviving Corporation shall maintain in effect for six years from the Effective Time policies of directors' and officers' liability insurance containing terms and conditions which are not less advantageous to the insured than any such policies of the Company currently in effect on the date of this Agreement (the "Company Insurance Policies"), with respect to matters occurring prior to the Effective Time, to the extent available, and having the maximum available coverage under any such the Company Insurance Policies.

SECTION 5.06  ACCESS.

    Between the date of this Agreement and the Effective Time, the Company shall (and shall cause each of the Subsidiaries to) afford the officers, employees, accountants, counsel, financing sources and other representatives of Parent, full access to all of its properties, books, contracts, commitments and records and during such period, the Company shall (and shall cause each of the Subsidiaries to) furnish promptly to Parent:

    (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws; and

    (b) all other information concerning its business, properties and personnel as Parent may reasonably request.

SECTION 5.07  REASONABLE BEST EFFORTS.

    Before Closing, upon the terms and subject to the conditions of this Agreement, Parent, the Purchaser and the Company agree to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to applicable laws) to consummate and make effective the Merger and other transactions contemplated by this Agreement as promptly as practicable including, but not limited to:

    (a) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the other approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity;

    (b) the preparation of any disclosure documents requested by Parent to facilitate financing of any of the transactions contemplated by this Agreement; and

    (c) the satisfaction of the other parties' conditions to Closing.

SECTION 5.08  PURCHASER COMPLIANCE.

    Parent shall cause the Purchaser to comply with all of its obligations under this Agreement.

SECTION 5.09  OBLIGATION OF PARENT.

    Parent shall not take any action, and it shall use its best efforts not to permit any director of the Company who is an employee of Parent to take any action, that would cause the Company to breach any of the representations, warranties or agreements made by the Company in this Agreement.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

SECTION 6.01  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.

    The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable law):

    (a) NO INJUNCTION OR PROCEEDING. No order or injunction of a court of competent jurisdiction, shall be in effect, no statute, rule or regulation shall have been enacted by a Governmental Entity and no action, suit or proceeding by any Governmental Entity shall have been instituted or threatened, which prohibits the consummation of the Merger or materially challenges the transactions contemplated hereby.

    (b) CONSENTS. Other than filing the Certificate of Merger, and except as would not be reasonably likely to have a Material Adverse Effect, all consents, approvals and authorizations of and filings with Governmental Entities required for the consummation of the transactions contemplated hereby, if any, shall have been obtained or effected or filed.

    (c) PURCHASE OF SHARES IN OFFER. Parent, the Purchaser or their affiliates shall have purchased Shares pursuant to the Offer.

SECTION 6.02 CONDITIONS TO THE OBLIGATIONS OF PARENT AND THE PURCHASER TO EFFECT THE MERGER.

    The obligations of Parent and the Purchaser to effect the Merger are further subject to the satisfaction or waiver of each of the following conditions prior to or at the Closing Date:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as though made at and as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date.

    (b) AGREEMENTS. The Company shall have performed and complied in all material respects with all of its undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01  TERMINATION.

    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

    (a) by the mutual written consent of the Boards of Directors of Parent, the Purchaser and the Company (upon recommendation of the Special Committee);

    (b) by either the Company upon the recommendation of the Special Committee, on the one hand, or Parent and the Purchaser, on the other hand, if:

        (i) (x) the Offer shall have expired without any Shares being purchased pursuant to the Offer or (y) the Purchaser shall not have accepted for payment any Shares pursuant to the Offer by July 1, 2000; provided, however, that the right to terminate this Agreement under this Section
    7.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Purchaser to purchase the Shares pursuant to the Offer on or before such date; or

        (ii) any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties to this Agreement shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable.

    (c) by the Company, if Parent or the Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, and the breach cannot be or has not been cured within 30 days after the giving of written notice by the Company to Parent or the Purchaser, as applicable; or

    (d) by Parent, if:

        (i) before the purchase of Shares by the Purchaser pursuant to the Offer, the Special Committee shall have withdrawn, modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended an Acquisition Proposal or shall have executed an agreement in principle or a definitive agreement relating to an Acquisition Proposal or similar business combination with a person or entity other than Parent, the Purchaser or their affiliates; or

        (ii) before the purchase of Shares pursuant to the Offer, the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which (x) would give rise to the failure of a condition set forth in paragraph (b)(vi) or (b)(vii) of Annex A to this Agreement and (y) cannot be or has not been cured within 30 days after the giving of written notice to the Company; provided, however, that Parent may not terminate this Agreement if any affirmative action by Parent or any agent or employee of Parent was the cause of the breach by the Company of any representation, warranty or covenant.

SECTION 7.02  EFFECT OF TERMINATION.

    If this Agreement is terminated as provided in Section 7.01, written notice of such termination shall be given by the terminating party or parties to the other party or parties specifying the provision of this Agreement pursuant to which such termination is made, this Agreement shall become null and void and there shall be no liability on the part of Parent, the Purchaser or the Company (except as set forth in this Section 7.02 and Section 7.01 of this Agreement, each of which Sections shall survive any termination of this Agreement); provided that nothing in this Agreement shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.

SECTION 7.03  AMENDMENT.

    The parties may amend this Agreement in writing; provided, however any amendment of this Agreement on behalf of the Company shall be subject to the approval of the Board of Directors of the Company which approval shall be given only if recommended by the Special Committee.

SECTION 7.04  WAIVER.

    At any time before the Effective Time, Parent, by action taken by its Board of Directors or the Company, by action taken by its Board of Directors upon the recommendation of the Special Committee, may:

        (i) extend the time for the performance of any of the obligations or other acts of any other party to this Agreement; or

        (ii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

                                  ARTICLE VIII
                                 MISCELLANEOUS

SECTION 8.01  NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES.

    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. All such representations and warranties will be extinguished on consummation of the Merger and neither the Company, any Subsidiary nor any of its officers, directors or employees or stockholders shall be under any liability whatsoever with respect to any such representation or warranty after such time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.02  EXPENSES.

    Except as contemplated by this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

SECTION 8.03  APPLICABLE LAW.

    The law of the State of Delaware shall govern the rights and duties of the parties to this Agreement.

SECTION 8.04  NOTICES.

    All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows:

    (a) if sent by registered or certified mail in the United States, return receipt requested, upon receipt;

    (b) if sent by reputable overnight air courier (such as DHL or Federal Express), two business days after being sent;

    (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clauses (a) or (b) above, when transmitted and receipt is confirmed by telephone; or

    (d) if otherwise actually personally delivered, when delivered.

    All notices and other communications under this Agreement shall be sent or delivered as follows:

    If to the Company, to:

                             Boise Cascade Office Products Corporation
                             800 West Bryn Mawr Avenue
                             Ithaca, Illinois 60143
                             Telephone:(630) 773-5000
                             Fax: (630) 773-7107
                             Attention: Christopher Milliken

                             with a copy to:

                             James G. Connelly III
                             104 Wilmette Road, Suite 500
                             Deerfield, IL 60015
                             Telephone: (847) 317-4986
                             and also to:

                             Shapiro, Forman & Allen LLP
                             380 Madison Avenue
                             New York, NY 10017
                             Telephone: (212) 972-4900
                             Fax: (212) 557-1275
                             Attention: Stuart L. Shapiro and Robert W. Forman

    If to Parent or the Purchaser, to:

                             Boise Cascade Corporation
                             1111 West Jefferson Street
                             Boise, Idaho 83728
                             Telephone: (208) 384-7704
                             Fax: (208) 384-4912
                             Attention: John W. Holleran

                             with a copy to:

                             Skadden, Arps, Slate, Meagher & Flom LLP
                             One Beacon Street, 31st Floor

                             Boston, MA 02108-3194
                             Telephone: (617) 573-4800
                             Facsimile: (617) 573-4822
                             Attention: Margaret A. Brown, Esq.

    Each party may change its address by written notice in accordance with this Section.

SECTION 8.05  ENTIRE AGREEMENT.

    This Agreement (including the documents and instruments referred to in this Agreement) contains the entire understanding of the parties with respect to the subject matter contained in this Agreement, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

SECTION 8.06  ASSIGNMENT.

    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent or the Purchaser may assign this Agreement to any subsidiary of Parent or the Purchaser. No such assignment shall relieve Parent or the Purchaser of its obligations under this Agreement. Subject to the first sentence of this Section 8.06, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.07  HEADINGS; REFERENCES.

    The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles" or "Sections" shall be deemed to be references to Articles or Sections of this Agreement unless otherwise indicated.

SECTION 8.08  COUNTERPARTS.

    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall be considered one and the same agreement.

SECTION 8.09  NO THIRD PARTY BENEFICIARIES.

    Except as provided in Section 5.05, nothing in this Agreement, express or implied, is intended to confer upon any person or entity not a party to this Agreement any rights or remedies under or by reason of this Agreement.

SECTION 8.10  SEVERABILITY; ENFORCEMENT.

    Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provisions shall be interpreted to be only so broad as is enforceable.

SECTION 8.11  CERTAIN DEFINITIONS.

    As used in this Agreement, the following terms shall have the meanings set forth in this section:

    "Knowledge" - a person shall be deemed to have "Knowledge" of a particular fact or matter if he is actually aware of such fact or matter.

    "Material Adverse Effect" means an effect on the business, assets, liabilities, results of operations or financial condition of the Company that has resulted in or is reasonably likely to result in, a reduction from 1999 levels in Company revenues of 12% or in Company earnings before interest and taxes of 15%.

    "Subsidiary" means any corporation, joint venture, partnership, limited liability company or other entity of which the Company, directly or indirectly, owns or controls capital stock (or other equity interests) representing more than fifty percent of the general voting power under ordinary circumstances of such entity.

    IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

BOISE CASCADE CORPORATION

By: /s/ George J. Harad
----------------------------------------------

Title: Chief Executive Officer
--------------------------------------------

BOISE ACQUISITION CORPORATION

By: /s/ Karen E. Gowland
----------------------------------------------

Title: Vice President and Secretary
--------------------------------------------

BOISE CASCADE OFFICE PRODUCTS CORPORATION

By: /s/ A. James Balkins
----------------------------------------------

Title: Sr. Vice President, Chief Financial Officer and Treasurer
---------------------------------------------------

                                    ANNEX A

    CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligations to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if:

    (a) the Minimum Condition has not been satisfied, or

    (b) at any time on or after the date of the Agreement and before the Expiration Date, any of the following events shall occur:

        (i) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity which:

           (A) seeks to prohibit or impose any material limitations on Parent's or the Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of the Company's businesses or assets, or to compel Parent or the Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries in each case taken as a whole;

           (B) challenges the acquisition by Parent or the Purchaser of any Shares under the Offer, seeks to restrain or prohibit the making or consummation of the offer or the Merger or the performance of any of the other transactions contemplated by this Agreement, or seeks to obtain from the Company, Parent or the Purchaser any damages that are material in relation to the Company and the Subsidiaries taken as a whole;

           (C) seeks to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger;

           (D) seeks to impose material limitations on the ability of the Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote Shares purchased by it on all matters properly presented to the Company's shareholders; or

           (E) otherwise is reasonably likely to have a material adverse affect on the consolidated financial condition, businesses or results of operations of the Company and the Subsidiaries, taken as a whole; or

        (ii) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (A) through
    (E) of paragraph (i) above; or

       (iii) there shall have occurred:

          (A) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the NASDAQ National Market System, for a period in excess of ten consecutive trading hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions);

           (B) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

           (C) a commencement of a war, or other international or national calamity directly involving the United States;

          (D) any limitation (whether or not mandatory) by any United States or foreign governmental authority on the extension of credit by banks or other financial institutions;

           (E) a change in general financial bank or capital market conditions which materially or adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans; or

           (F) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

        (iv) there shall have occurred an event or events which in the aggregate have resulted in or are reasonably likely to result in, a reduction from 1999 levels in Company revenues of 12% or in Company earnings before interest and taxes of 15%, excluding any reduction attributable to any action of the Company which is approved in writing by the Board of Directors of the Company or an officer of Parent.

        (v) the Company Board of Directors or any committee thereof shall have:

          (A) withdrawn, modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, this Agreement or the Merger;

           (B) recommended the approval or acceptance of an Acquisition Proposal from, or similar business combination with, a person or entity other than Parent, the Purchaser or their affiliates; or

           (C) executed an agreement in principle or definitive agreement relating to an Acquisition Proposal from, or similar business combination with, a person or entity other than Parent, the Purchaser or their affiliates; or

        (vi) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as of the date of this Agreement and as of the scheduled expiration of the Offer; provided, however, that if the failure of a representation or warranty to be true and correct was caused by any affirmative action by Parent or any agent or employee of Parent, Parent may not rely upon such failure as a basis for not proceeding in any manner with the Offer; or

       (vii) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement; provided, however, that if the failure to perform or comply was caused by any affirmative action by Parent, Parent may not rely upon such failure as a basis for not proceeding in any manner with the Offer; or

      (viii) all governmental consents necessary to the consummation of the Offer or the Merger, whether federal, state or local shall not have been obtained, other than consents the failure to obtain which would not have a material adverse effect on the Company and the Subsidiaries, taken as a whole; or

        (ix) this Agreement shall have been terminated in accordance with its terms; which in the judgment of Parent, reasonably exercised, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with the acceptance for payment of or payment for Shares.

    Except for the Minimum Condition, the foregoing conditions are for the sole benefit of Parent and the Purchaser, may be waived by Parent or the Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Parent or the Purchaser. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted any time and from time to time.

                                                                       EXHIBIT C

            EXCERPT FROM THE GENERAL CORPORATION LAW OF THE STATE OF
                 DELAWARE RELATING TO THE RIGHTS OF DISSENTING
                                  STOCKHOLDERS

262. APPRAISAL RIGHTS.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257,
Section 258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of the subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice need only be sent to each stockholder who is entitled to receive appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition with the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published by the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who sold stock represented by certificates to submit their certificates of stock to the Register of Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.